                                                 The filing is made pursuant
                                                 to Rule 424(b)(3) under
                                                 the Securities Act of 1933 in
                                                 Connection with Registration
                                                 No. 333-47647


                       SOUTHERN CALIFORNIA WATER COMPANY
                                PROXY STATEMENT

                         AMERICAN STATES WATER COMPANY
                                   PROSPECTUS

                         UP TO 8,957,671 COMMON SHARES
                          AND 83,200 PREFERRED SHARES

     This Proxy Statement/Prospectus is being furnished to the shareholders of Southern California Water Company, a California corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be used in voting at the Annual Meeting of Shareholders to be held on April 28, 1998, and at any adjournment or postponement thereof (the "Annual Meeting"), for the purposes listed in the preceding Notice of Annual Meeting of Shareholders. This Proxy Statement/Prospectus is first being mailed to holders of the Company's Common Shares and Preferred Shares on or about March 17, 1998.

     In addition to customary annual meeting matters, such as the election of directors of the Company, at the Annual Meeting, the shareholders will be asked to approve the principal terms of an Agreement of Merger (the "Merger Agreement") among the Company, American States Water Company ("HoldingCo"), and SCW Acquisition Corp.("MergeCo") pursuant to which a holding company will be formed. At the time of the Merger, HoldingCo will be a wholly-owned subsidiary of the Company, and MergeCo will be a wholly-owned subsidiary of HoldingCo. Pursuant to the Merger Agreement, MergeCo will merge with and into the Company (the "Merger"), and each outstanding Common Share, $2.50 par value per share, or fraction thereof, and each series of Preferred Shares, $25 par value per share, of the Company will automatically be converted into one Common Share, no par value per share, or fraction thereof, and one Preferred Share of the applicable series, $25 par value per share, respectively, of HoldingCo. As a result, the Company will become a subsidiary of HoldingCo and the holders of Company Common Shares and each series of Company Preferred Shares will become holders of the Common Shares and the applicable series of Preferred Shares of HoldingCo. Common Shares of the Company issuable under the Company's Dividend Reinvestment and Stock Purchase Plan, Key Executive Stock Incentive Plan and 401(k) Plan will be issued as Common Shares of HoldingCo after the Merger. In connection with the implementation of the holding company structure, the Company intends to transfer certain of its non-utility assets to a separate wholly-owned subsidiary of HoldingCo. See "Item 1 -- Proposal to Form a Holding Company -- Plan of Implementation."

     At the Annual Meeting, shareholders will also be asked to ratify certain provisions of HoldingCo's Amended and Restated Articles of Incorporation ("HoldingCo's Articles of Incorporation") providing (i) for the classification of HoldingCo's Board of Directors, (ii) that certain business combinations involving HoldingCo, and/or the sale of all or substantially all of HoldingCo's assets, would require, in addition to any Board and/or shareholder approvals required under applicable law, approval either by the affirmative vote of a majority of HoldingCo's continuing directors (as defined in HoldingCo's Articles of Incorporation) or by the affirmative vote of at least 66 2/3% of the combined voting power of HoldingCo's outstanding shares, voting together as a single class (other than any series of New Preferred Shares not entitled to vote thereon), (iii) that amendments to certain provisions of the Bylaws of HoldingCo relating to the calling of shareholders' meetings and the bringing of business thereat be approved either by a majority of HoldingCo's Board of Directors or by the affirmative vote of at least 66 2/3% of the combined voting power of HoldingCo's outstanding shares, voting together as a single class (other than any series of New Preferred Shares not entitled to vote thereon); and (iv) that amendments to the provisions described above be approved by the affirmative vote of at least 66 2/3% of the combined voting power of HoldingCo's outstanding shares, voting together as a single class (other than any series of New Preferred Shares not entitled to vote thereon). See "Item 2 -- Proposal to Ratify Provisions Regarding HoldingCo Board Classification" and "Item
3 -- Proposal to Ratify Provisions Regarding Supermajority Vote of HoldingCo Shareholders."

     This Proxy Statement/Prospectus also constitutes the Prospectus of HoldingCo under the Securities Act of 1933, as amended (the "1933 Act"), for the issuance of up to 8,957,671 HoldingCo Common Shares, no par value, and 83,200 HoldingCo Preferred Shares, par value of $25.00 per share, 4% Series, 4-1/4% Series and 5% Series, to be issued in exchange for the Common Shares and Preferred Shares of the applicable series, respectively, of the Company in the Merger. This Proxy Statement/Prospectus does not cover any resales of HoldingCo Common Shares or Preferred Shares to be received by the shareholders of the Company in the Merger, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale. For further information concerning the stock offered hereby, see "Item 1 -- Proposal to Form a Holding Company -- Principal Terms of the Merger -- Post-Merger Rights of Holders" and "-- Articles of Incorporation, Bylaws and Rights of Shareholders."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of the Company on or about March 17, 1998. A shareholder who has given a proxy may revoke it at any time before it is exercised.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOLDINGCO OR THE COMPANY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OR THE SOLICITATION OF A PROXY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HOLDINGCO OR THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES HEREOF OR THEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the following Regional Offices of the SEC: Chicago Regional Office, Northwest Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and the New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York, 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Company is also required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering Analysis and Retrieval (EDGAR) system. The SEC maintains a world wide web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, reports, proxy and information statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Company's Common Shares are listed.

     HoldingCo was formed to effectuate the transactions described under "Item
1 -- Proposal to Form a Holding Company." HoldingCo previously has not been subject to the requirements of the Exchange Act and there is currently no public market for its stock. However, if the transactions described herein are approved and consummated, HoldingCo will become subject to the same information, reporting and proxy statement requirements under the Exchange Act as currently apply to the Company, and such information will be available for inspection and copying at the offices of the SEC set forth above. Following the date on which HoldingCo's Common Shares will be listed on the New York Stock Exchange, Exchange Act reports, proxy statements, and other information concerning HoldingCo will be available for inspection and copying at such exchange. Following completion of the Merger, the Company will also continue to be a reporting company under the Exchange Act.

     HoldingCo has filed with the SEC a Registration Statement on Form S-4 (No. 333-47647) under the 1933 Act relating to the HoldingCo Common Shares and HoldingCo Preferred Shares to be issued in connection with the Merger (the "Registration Statement"). This Proxy Statement/Prospectus also constitutes the Prospectus of HoldingCo filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and Exhibits thereto. The Registration Statement and the

Exhibits thereto may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the SEC at the addresses set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, FROM SOUTHERN CALIFORNIA WATER COMPANY, ATTN.: OFFICE OF THE SECRETARY, 630 EAST FOOTHILL BOULEVARD, SAN DIMAS, CALIFORNIA 91773 (TELEPHONE 909-394-3600). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY APRIL 17, 1998.

     The Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed by the Company with the SEC is incorporated in this Proxy Statement/Prospectus by reference.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the Annual Meeting shall be deemed incorporated by reference and to be part of this Proxy Statement/Prospectus from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    7
ITEM 1: PROPOSAL TO FORM A HOLDING COMPANY..................    7
  General...................................................    7
  Plan of Implementation....................................    7
  Business of the Company and HoldingCo.....................    8
  Reasons for the Formation of a Holding Company............    8
  Conditions and Regulatory Approvals.......................    8
  Required Vote.............................................    8
  No Dissenters' Rights.....................................    9
  No Change in Dividend Policy..............................    9
  Articles of Incorporation, Bylaws and Rights of
     Shareholders...........................................    9
  Termination and Amendment of Merger Agreement.............    9
  Certain Federal Income Tax Consequences...................    9
RATIO OF EARNINGS TO COMBINED FIXED CHARGES.................   10
MARKET PRICE DATA...........................................   10
SELECTED FINANCIAL INFORMATION..............................   11
ITEM 2: PROPOSAL TO RATIFY PROVISIONS REGARDING HOLDINGCO
  BOARD CLASSIFICATION......................................   11
  Implementation............................................   12
  Required Vote.............................................   12
ITEM 3: PROPOSAL TO RATIFY PROVISIONS REGARDING
  SUPERMAJORITY VOTE OF HOLDINGCO SHAREHOLDERS..............   13
  Implementation............................................   13
  Required Vote.............................................   14
ITEM 4: ELECTION OF DIRECTORS...............................   14
  Date, Time and Place of the Meeting.......................   14
  Persons Entitled to Vote..................................   14
GENERAL INFORMATION.........................................   15
INTRODUCTION................................................   15
SOLICITATION OF PROXY AND REVOCABILITY; VOTING SECURITIES...   15
  Date, Time and Place of Annual Meeting....................   15
  Record Date and Voting Rights.............................   15
  Voting by Proxy...........................................   16
  Adjournments..............................................   17
  Solicitation of Proxies...................................   17
ITEM 1: PROPOSAL TO FORM A HOLDING COMPANY..................   17
  General...................................................   17
  Plan of Implementation....................................   18
  Reasons for the Formation of a Holding Company............   19
  Principal Terms of the Merger.............................   20
  Conditions to the Merger..................................   20
  Regulatory Approvals......................................   21
  Required Vote.............................................   21
  No Dissenters' Rights.....................................   21
  No Change in Dividend Policy..............................   21

                                                              PAGE
                                                              ----
  Termination and Amendment of Merger Agreement.............   22
  Directors and Officers of the Company and HoldingCo.......   22
  Certain Federal Income Tax Consequences...................   22
  Articles of Incorporation, Bylaws and Rights of
     Shareholders...........................................   23
  Exchange Act Filings......................................   23
  Legal Opinion.............................................   23
  Experts...................................................   23
PRO FORMA FINANCIAL INFORMATION.............................   24
ITEM 2: PROPOSAL TO RATIFY PROVISIONS
  REGARDING HOLDINGCO BOARD CLASSIFICATION..................   25
  General...................................................   25
  Implementation............................................   25
  Effects of Board Classification; Comparison with Company
     Bylaws.................................................   26
  Required Vote.............................................   26
ITEM 3: PROPOSAL TO RATIFY PROVISIONS
  REGARDING SUPERMAJORITY VOTE OF HOLDINGCO SHAREHOLDERS....   27
  General...................................................   27
  Implementation............................................   27
  Effects of Supermajority Vote Provisions; Comparison with
     Provisions of Company Articles of Incorporation and
     Law....................................................   27
  Other Effects.............................................   28
  Required Vote.............................................   28
ITEM 4: ELECTION OF DIRECTORS...............................   28
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....   30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   30
EXECUTIVE OFFICERS
  EXPERIENCE, SECURITY OWNERSHIP AND COMPENSATION...........   32
PENSION PLAN................................................   35
DEFERRED COMPENSATION PLAN FOR DIRECTORS AND EXECUTIVES.....   36
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION.............................................   36
REPORT ON EXECUTIVE COMPENSATION............................   36
PERFORMANCE GRAPH...........................................   38
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.............   39
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS............   39
OTHER MATTERS...............................................   39
PROPOSALS FOR NEXT ANNUAL MEETING...........................   39
EXHIBIT A
  Form of Agreement of Merger...............................  A-1
EXHIBIT B
  Amended and Restated Articles of Incorporation of
     HoldingCo..............................................  B-1
EXHIBIT C
  Bylaws of HoldingCo.......................................  C-1
EXHIBIT D
  Text of HoldingCo Board Classification Provisions.........  D-1
EXHIBIT E
  Text of HoldingCo Supermajority Vote Provisions...........  E-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary does not contain a complete statement of all material terms of the Merger and is qualified in its entirety by reference to the full text of this Proxy Statement/Prospectus and the Exhibits hereto. Southern California Water Company (the "Company") shareholders are urged to read this Proxy Statement/Prospectus and the accompanying Exhibits in their entirety.

     This Proxy Statement/Prospectus is being furnished to the shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company to be used in voting at the Annual Meeting of Shareholders to be held on April 28, 1998, and at any adjournment or postponement thereof, for the purposes listed in the preceding Notice of Annual Meeting of Shareholders. This Proxy Statement/ Prospectus is first being mailed to holders of the Company's Common Shares and Preferred Shares on or about March 17, 1998.

                   ITEM 1: PROPOSAL TO FORM A HOLDING COMPANY

              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
       VOTE FOR APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT.

GENERAL

     The Board of Directors believes that it is in the best interest of the Company and its shareholders to reorganize the corporate structure of the Company by creating a new holding company. The result of the restructuring will be to have the Company become a separate wholly-owned subsidiary of the new parent company, HoldingCo, with the present holders of the Common Shares and each series of Preferred Shares of the Company becoming holders of HoldingCo Common Shares and Preferred Shares of the applicable series, respectively.

     Following the Merger, the Company will continue to conduct its operations substantially as it currently conducts such operations. While the immediate control of the Company will change from the Company's present shareholders to HoldingCo, the ultimate control will remain unchanged, as the Company's present shareholders will, upon completion of the Merger, become shareholders of HoldingCo, owning the same relative interests and having the same relative voting rights in HoldingCo as they now own and have in the Company. HoldingCo's Common Shares will be listed on the New York Stock Exchange, just as the Company's Common Shares are currently listed, and HoldingCo's Common Shares will be registered with the Securities and Exchange Commission ("SEC") pursuant to the Exchange Act. The directors of HoldingCo will initially be the same as the directors of the Company.

PLAN OF IMPLEMENTATION

     To implement the restructuring, the Company has formed two new California corporations: HoldingCo and MergeCo. Immediately prior to the Merger, the Company will own all of the outstanding stock of HoldingCo, and HoldingCo will own all of the outstanding stock of MergeCo. HoldingCo and MergeCo currently have no business or properties of their own. MergeCo is a transitory corporation, formed solely to effectuate the Merger, and will cease to exist upon completion of the Merger. See "Item 1 -- Proposal to Form a Holding
Company -- Plan of Implementation" for a diagram comparing the current structure of the Company with the proposed holding company structure to be effected pursuant to the Merger.

     The Company, HoldingCo and MergeCo have approved the Merger Agreement, which provides that, subject to the satisfaction of certain conditions (including, without limitation, approval of the principal terms of the Merger Agreement by the shareholders of the Company), the Company will become a wholly-owned subsidiary of HoldingCo as a result of the merger of MergeCo with and into the Company. In the Merger, each of the Common Shares, or fraction thereof, and each series of the Preferred Shares of the Company will be automatically converted into one Common Share, or fraction thereof, and one Preferred Share of the applicable series, respectively, of HoldingCo Common Shares of the Company issuable under the Company's

Dividend Reinvestment and Stock Purchase Plan, Key Executive Incentive Plan and 401(k) Plan will be issued as Common Shares of HoldingCo after the Merger. None of the Company's debt will be assumed by HoldingCo in the Merger. A copy of the proposed form of Merger Agreement is attached hereto as Exhibit A.

BUSINESS OF THE COMPANY AND HOLDINGCO

     The Company is a public utility company engaged principally in the purchase, production, distribution and sale of water. The Company also distributes electricity in one community. In the Company's 21 separate customer service areas for water and one electric customer service area, rates and operations are subject to the jurisdiction of the California Public Utilities Commission ("CPUC"). At December 31, 1997, the Company served approximately 241,600 water customers and 20,700 electric customers.

     HoldingCo was formed to effectuate the transactions described herein and does not currently conduct any businesses or have any properties or assets of its own, other than the stock of MergeCo.

     The principal executive offices of the Company and HoldingCo are located at 630 East Foothill Boulevard, San Dimas, California 91773. The main telephone number for each of the Company and HoldingCo is (909) 394-3600.

REASONS FOR THE FORMATION OF A HOLDING COMPANY

     The water industry in California is experiencing competitive changes and the Company believes there is potential for new growth. In particular, the Company believes that there exist potentially significant opportunities to engage in a variety of transactions involving the portion of the water utility industry that is not regulated by the CPUC. The formation of the holding company structure will provide a corporate structure with a clear separation between the regulated water business and other utility businesses that are not subject to regulation by the CPUC. It will also provide a framework that can better accommodate future growth. Finally, the holding company structure, which is utilized by many other water companies, will facilitate the financing of, and accounting for, non-regulated business activities. See "Item 1 -- Proposal to Form a Holding Company -- Reasons for the Formation of a Holding Company."

CONDITIONS AND REGULATORY APPROVALS

     Consummation of the Merger is subject to the satisfaction of various conditions, including approval of the Merger by the CPUC (subject only to conditions deemed reasonable by the Company's Board of Directors) and listing of HoldingCo Common Shares on the New York Stock Exchange, and various other conditions. See "Item 1 -- Proposal to Form a Holding Company -- Conditions to the Merger" and "-- Regulatory Approvals." The Company's application for an exemption from all provisions of the Public Utility Holding Company Act of 1935 ("PUHCA"), except for Section 9(a)(2), was granted by the SEC on April 18, 1997.

REQUIRED VOTE

     Under the Merger Agreement, it is a condition to completion of the Merger that the principal terms of the Merger Agreement are approved by shares constituting a majority of the combined voting power of the Company's outstanding Common Shares and Preferred Shares, voting together as a single class; provided that if there are no differences between the Articles of Incorporation of HoldingCo and the Company, the principal terms of the Merger Agreement need only be approved by a majority of the combined voting power of the Company's Common Shares and Preferred Shares represented at the Annual Meeting and entitled to vote thereon, voting together as a class. Each Common Share is entitled to one-tenth of a vote and each Preferred Share is entitled to one vote. See "General Information -- Solicitation of Proxy and Revocability; Voting Securities -- Record Date and Voting Rights."

     Each of the Company's directors and executive officers owns less than one percent (1%) of the combined voting power of the Company. There will be no change in the voting power of the Company's directors and executive officers as a result of the Merger.

NO DISSENTERS' RIGHTS

     Holders of Company stock will not, under California law, be entitled to any dissenters' rights as a result of the Merger.

NO CHANGE IN DIVIDEND POLICY

     When the restructuring takes effect, it is expected that the dividends on HoldingCo shares will be no less than the dividends that the Company would otherwise pay on its shares at that time. It is also expected that HoldingCo will pay dividends on approximately the same schedule of dates as that now followed by the Company. Future dividend payments will depend primarily on the earnings of HoldingCo's subsidiaries, principally the Company; the dividend restrictions on HoldingCo and its subsidiaries; other financial considerations; and other factors affecting the Company. There will no change in the Company's Dividend Reinvestment and Stock Purchase Plan after the consummation of the Merger, other than the substitution of the Common Shares of HoldingCo for the Common Shares of the Company. See "Item 1 -- Proposal to Form a Holding
Company -- No Change in Dividend Policy."

ARTICLES OF INCORPORATION, BYLAWS AND RIGHTS OF SHAREHOLDERS

     The Articles of Incorporation and bylaws of HoldingCo are substantially identical to the Articles of Incorporation and bylaws of the Company, except that HoldingCo's Articles of Incorporation contain provisions (i) providing for the classification of HoldingCo's Board of Directors, (ii) requiring certain business combinations involving HoldingCo and/or the sale of all or substantially all of HoldingCo's assets to be approved either by the affirmative vote of a majority of the continuing directors of HoldingCo (as defined in HoldingCo's Articles of Incorporation) or by the affirmative vote of at least
66 2/3% of the combined voting power of HoldingCo's outstanding shares, voting together as a single class (other than any series of New Preferred Shares not entitled to vote thereon), (iii) requiring that amendments to certain provisions of the Bylaws of HoldingCo relating to the calling of shareholders' meetings and the bringing of business thereat be approved either by a majority of HoldingCo's directors or by the affirmative vote of at least 66 2/3% of the combined voting power of HoldingCo's outstanding shares, voting together as a single class (other than any series of New Preferred Shares not entitled to vote thereon), and (iv) requiring that amendments to the provisions described above be approved by the affirmative vote of at least 66 2/3% of the combined voting power of HoldingCo's outstanding shares (other than any series of New Preferred Shares not entitled to vote thereon). At the Annual Meeting, Company shareholders will be asked to vote on proposals to ratify the classification and supermajority vote provisions. See "Item 2 -- Proposal to Ratify Provisions Regarding HoldingCo Board Classification" and "Item 3 -- Proposal to Ratify Provisions Regarding Supermajority Vote of HoldingCo Shareholders." Except with respect to the above-described provisions of HoldingCo's Articles of Incorporation, HoldingCo's Articles of Incorporation have essentially the same provisions as the Company's Articles of Incorporation immediately prior to the Merger. See "Item 1 -- Proposal to Form a Holding Company -- Articles of Incorporation, Bylaws and Rights of Shareholders."

TERMINATION AND AMENDMENT OF MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to consummation of the Merger (whether before or after approval of the principal terms of the Merger Agreement by the pre-Merger shareholders of the Company) by action of the Board of Directors of the Company. Subject to applicable law, the Merger Agreement may be amended, modified or supplemented at any time prior to the effective time of the Merger by mutual consent of the Boards of Directors of the Company, HoldingCo and MergeCo.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to be a tax-free reorganization for federal income tax purposes. The Company will receive an opinion from O'Melveny & Myers LLP to the effect that the Merger will constitute a tax-free reorganization for federal income tax purposes. Consequently, Company shareholders who will receive only HoldingCo stock pursuant to the Merger will not recognize gain or loss for federal income tax purposes. The

Company's shareholders are urged to consult their own tax advisors regarding the federal (and any applicable foreign, state and local) income tax consequences of the Merger. See "Item 1 -- Proposal to Form a Holding Company -- Certain Federal Income Tax Consequences."

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES

     The following table sets forth, for the each of the last five completed fiscal years, the ratio of the Company's earnings to combined fixed charges and dividend obligations with respect to the Company's Preferred Shares.

                                        RATIO
                                        -----
Year ending December 31,
  1997................................  3.30
  1996................................  3.21
  1995................................  3.14
  1994................................  3.50
  1993................................  3.04

                               MARKET PRICE DATA

     The Common Shares of the Company are traded on the New York Stock Exchange under the symbol "SCW". There currently is no public trading market for the shares of HoldingCo. The table below sets forth, for the fiscal quarters indicated, the high and low closing prices of the Common Shares of the Company as reported by the New York Stock Exchange.

                                                         HIGH    LOW
                                                         ----    ---
1996
First Quarter..........................................   22     18 3/4
Second Quarter.........................................   22 5/8 19 3/4
Third Quarter..........................................   23 3/8 19 3/8
Fourth Quarter.........................................   24 1/8 21

1997
First Quarter..........................................   23     20 5/8
Second Quarter.........................................   24 1/2 20 1/4
Third Quarter..........................................   24 5/8 20 1/2
Fourth Quarter.........................................   25 5/8 21 1/2

1998
First Quarter (through March 11, 1998).................   26     23 1/16

     On December 5, 1997, the last full trading day prior to the public announcement of the proposed formation of a holding company, the last reported sale price of the Company's Common Shares on the New York Stock Exchange was $24.00 per share.

     On March 11, 1998, the most recent practicable date prior to the printing of this Proxy Statement/ Prospectus, the last reported sale price of the Company's Common Shares on the New York Stock Exchange was $25 1/8 per share.

                         SELECTED FINANCIAL INFORMATION

     The following table sets forth selected financial information with respect to the Company. Such information is derived from, and qualified by reference to, the financial statements contained in certain documents incorporated by reference herein. No information is included for HoldingCo, since HoldingCo was formed to effectuate the transactions described herein and does not have any operating history.

                                                 FOR THE YEAR ENDED DECEMBER 31,(a)
                                      --------------------------------------------------------
                                        1997        1996        1995        1994        1993
                                      --------    --------    --------    --------    --------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Income Data:
  Operating Revenues................  $153,755    $151,529    $129,813    $122,675    $108,506
  Operating Expenses................   130,297     128,100     108,425     103,745      88,456
  Operating Income..................    23,458      23,429      21,388      18,930      20,050
  Other Income......................       758         531         366         236         354
  Interest Charges..................    10,157      10,500       9,559       7,828       8,378
  Net Income........................    14,059      13,460      12,165      11,338      12,026
  Dividends on Preferred Shares.....        92          94          96          98         100
  Earnings Available for Common
     Shareholders...................    13,967      13,366      12,069      11,240      11,926
  Basic Earnings per Common Share...      1.56        1.69        1.54        1.43        1.66
  Dividends Declared per Common
     Share..........................      1.25        1.23        1.21        1.20        1.19

                                                       AS OF DECEMBER 31,(a)
                                      --------------------------------------------------------
                                        1997        1996        1995        1994        1993
                                      --------    --------    --------    --------    --------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance Sheet Data:
  Total Assets......................  $457,074    $430,922    $406,255    $383,627    $358,533
  Long-Term Debt....................   115,286     107,190     107,455      92,891      84,286
  Preferred Shares..................     1,600       1,600       1,600       1,600       1,600
  Preferred Shares Subject to
     Mandatory Redemption...........       440         480         520         560         600
  Common Equity.....................   151,053     146,766     121,576     118,962     116,463
  Total Capitalization..............  $268,379    $256,036    $231,151    $214,013    $202,949
                                      ========    ========    ========    ========    ========
  Book Value per Common Share.......  $  16.86    $  16.52    $  15.50    $  15.16    $  14.92

---------------

(a) For pro forma information reflecting the restructuring, see "Item
    1 -- Proposal to Form a Holding Company -- Pro Forma Financial Information."

                     ITEM 2: PROPOSAL TO RATIFY PROVISIONS
                    REGARDING HOLDINGCO BOARD CLASSIFICATION

              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
     VOTE FOR THE PROPOSAL TO RATIFY THE PROVISIONS FOR THE CLASSIFICATION
                      OF THE HOLDINGCO BOARD OF DIRECTORS.

     The shareholders are being asked to ratify at the Annual Meeting certain provisions of HoldingCo's Articles of Incorporation providing for classification of the Board of Directors into two or three classes (depending upon the number of directorships), each consisting of a number of directors equal as nearly as practicable. After initial implementation (discussed below), each class of directors would be subject to election every other year and would serve for a two-year term for so long as the Board remained classified into two classes, or would be subject to election every third year and would serve for a three-year term in the event the Board were classified into three classes. A copy of the Board classification provisions excerpted from HoldingCo's Articles of Incorporation is set forth as Exhibit D hereto.

     In contrast to the foregoing, the Company's Board of Directors is not classified, and Company directors are elected at each annual meeting of shareholders to hold office for a one-year term and until their successors are elected and qualified. The classification of the Board of Directors will have the effect of making it more difficult to replace incumbent directors and management, even if the reason for the desired change is inadequate performance. So long as the Board is classified into two classes, a minimum of two annual meetings of shareholders would generally be required to replace the entire Board, absent intervening vacancies. While the proposal is not intended as a takeover-resistive measure in response to a specific threat, it may discourage the acquisition of large blocks of HoldingCo's shares by causing it to take longer for a person or group of persons who acquire such a block of shares to effect a change in management. See "Item 2 -- Proposal to Ratify Provisions Regarding HoldingCo Board Classification -- Effects of Classification of Board; Comparison With Company Bylaws."

     The Company's Board of Directors believes that the Board classification provisions will be in the best interests of the Company and its shareholders (which will, immediately after the Effective Time of the Merger, be the shareholders of HoldingCo). Board classification will help lend continuity and stability to the management of HoldingCo. Following adoption of the classified board structure, at any given time one-half or more of the members of the Board of Directors will generally have had prior experience as directors of HoldingCo. The Company Board believes that this will facilitate long-range planning, strategy and policy and will have a positive impact on employee loyalty. The Company has not historically had problems with either the continuity or stability of its Board of Directors.

IMPLEMENTATION

     If this proposal is ratified by shareholders and HoldingCo's Common Shares are listed on the New York Stock Exchange, the Board classification provisions will be retained and HoldingCo's Board of Directors will, for purposes of initial implementation, consist of two classes of directors. Prior to the Effective Time of the Merger, the Company intends to elect as HoldingCo Class I directors, James L. Anderson, William V. Caveney and Floyd E. Wicks, and as HoldingCo Class II directors, Jean E. Auer, N.P. Dodge, Jr., Robert F. Kathol and Lloyd E. Ross. The classification will become effective on the date HoldingCo's Common Shares are listed on the New York Stock Exchange and will expire at the Annual Meeting of Shareholders to be held in May, 1999, for Class I directors, and at the Annual Meeting held in April, 2000, for Class II directors; and, in each case, until their successors are duly elected and qualified. Each of these people are also current nominees for election as directors of the Company at the Annual Meeting. For further information, see, "Item 4 -- Election of Directors." Commencing with the Annual Meeting of Shareholders scheduled to occur in May 1999, directors elected to each class would serve for a two-year term and until their successors are duly elected and qualified, subject to any increase in the total number of authorized directors to at least nine, as described above or to any decrease in the number of directors to five.

     If the proposal to ratify the Board classification provisions are not ratified at the Annual Meeting or the Company and the Board of Directors of HoldingCo otherwise determine that it is in the best interests of HoldingCo to delete the Board classification provisions from HoldingCo's Articles of Incorporation prior to consummation of the Merger, then HoldingCo's Articles of Incorporation will be amended following the Annual Meeting to delete such provisions.

     See "Item 2 -- Proposal to Ratify Provisions Regarding HoldingCo Board Classification -- Implementation."

REQUIRED VOTE

     Approval of the proposal to ratify the HoldingCo Board classification provisions requires the affirmative vote of at least a majority of the combined voting power of the Company's Common Shares and Preferred Shares represented at the Annual Meeting and entitled to vote thereon, voting together as a single class. Each Common Share is entitled to one-tenth of a vote and each Preferred Share is entitled to one vote.

                     ITEM 3: PROPOSAL TO RATIFY PROVISIONS
             REGARDING SUPERMAJORITY VOTE OF HOLDINGCO SHAREHOLDERS

           THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS RATIFY
        THE PROVISIONS REQUIRING CERTAIN HOLDINGCO BUSINESS COMBINATIONS
                  AND CERTAIN AMENDMENTS TO HOLDINGCO'S BYLAWS
            TO BE APPROVED BY A MAJORITY OF HOLDINGCO'S DIRECTORS OR
               A SUPERMAJORITY VOTE OF HOLDINGCO'S SHAREHOLDERS.

     At the Annual Meeting, Company shareholders are being asked to ratify certain provisions of HoldingCo's Articles of Incorporation providing that certain business combinations involving HoldingCo and/or the sale of all or substantially all of HoldingCo's assets would require, in addition to any Board and/or shareholder approvals required under applicable law, approval either by the affirmative vote of a majority of HoldingCo's continuing directors (as defined in HoldingCo's Articles of Incorporation) or by the affirmative vote of at least 66 2/3% of the combined voting power of HoldingCo's outstanding shares, voting together as a single class (other than any series of New Preferred Shares not entitled to vote thereon). In addition, Company shareholders are being asked to ratify certain provisions of HoldingCo's Articles of Incorporation providing that amendments to certain provisions of the Bylaws of HoldingCo relating to the calling of shareholders' meetings and the bringing of business thereat be approved by either a majority of HoldingCo's directors or by the affirmative vote of at least 66 2/3% of the combined voting power of HoldingCo's outstanding shares, voting together as a single class (other than any series of New Preferred Shares not entitled to vote thereon), and that amendments to the classification and supermajority vote provisions be approved by the affirmative vote of at least 66 2/3% of the combined voting power of HoldingCo's outstanding shares, voting together as a single class (other than any series of New Preferred Shares not entitled to vote thereon). A copy of the text excerpted from HoldingCo's Articles of Incorporation which provides for such supermajority vote requirement is set forth as Exhibit E hereto. See also "Item 3 -- Proposal to Ratify Provisions Regarding Supermajority Vote of HoldingCo
Shareholders -- Effects of Supermajority Vote Provisions; Comparison With Provisions of Company Articles of Incorporation and Law."

     The supermajority vote provisions could have the effect of giving the holders of a minority of HoldingCo's shares a veto power over a change-of-control transaction which a majority of the shareholders may believe is desirable and beneficial. Based on their beneficial ownership of the Company's Common Shares as of February 27, 1998, directors and executive officers of the Company will, immediately following the Effective Time, beneficially own less than 1% of the combined voting power of HoldingCo.

     The Company's Board of Directors believes that such supermajority vote provisions will be in the best interests of the Company's shareholders (which will, immediately after the Effective Time of the Merger, be shareholders of HoldingCo). The supermajority vote requirement would help to ensure the continuity and stability of HoldingCo, as well as help to minimize disruptions to HoldingCo's management, by tending to discourage attempts to gain control of HoldingCo or its assets through a hostile takeover. A hostile takeover attempt could prove to be highly disruptive to the business and operations of HoldingCo and could result in a significant diversion of the time and resources of HoldingCo's management. In addition, the provisions are intended to assure that both the HoldingCo directors and HoldingCo shareholders have been given an adequate opportunity to consider business combinations and other proposals that may significantly affect their investment in HoldingCo.

     The above-described supermajority vote provisions of HoldingCo's Articles of Incorporation are not presently included in the Company's Articles of Incorporation. See "Item 3 -- Proposal to Ratify Provisions Regarding Supermajority Vote of HoldingCo Shareholders -- Effects of Supermajority Vote Provisions -- Comparison With Provisions of Company Articles of Incorporation and Law."

IMPLEMENTATION

     If the proposal to ratify the supermajority vote provisions are not ratified at the Annual Meeting or the Company and the Board of Directors of HoldingCo otherwise determine that it is in the best interests of HoldingCo to delete the supermajority vote provisions from HoldingCo's Articles of Incorporation prior to consummation of the Merger, then HoldingCo's Articles of Incorporation will be amended following the Annual Meeting to delete such provisions.

REQUIRED VOTE

     Approval of the proposal to ratify the supermajority vote provisions of HoldingCo's Articles of Incorporation requires the affirmative vote of the combined voting power of the Company's Common Shares and Preferred Shares represented at the Annual Meeting and entitled to vote thereon, voting together as a single class. Each Common Share is entitled to one tenth of a vote and each Preferred Share is entitled to one vote. See "Item 3 -- Proposal to Ratify Provisions Regarding Supermajority Vote of HoldingCo Shareholders -- Required Vote."

                         ITEM 4: ELECTION OF DIRECTORS

                     THE BOARD OF DIRECTORS RECOMMENDS THAT
       SHAREHOLDERS VOTE FOR ELECTION OF ALL BOARD NOMINEES FOR DIRECTOR.

     Seven persons have been nominated for election as directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. The Company intends to also elect these persons as directors of HoldingCo prior to consummation of the Merger. Unless the proposal to ratify the provisions of HoldingCo's Articles of Incorporation providing for a classified HoldingCo Board are removed by appropriate amendment to HoldingCo's Articles of Incorporation prior to consummation of the Merger, the directors of HoldingCo will be classified as described under "Item No.
4 -- Proposal to Approve Classification of HoldingCo's Board of Directors."

DATE, TIME AND PLACE OF THE MEETING

     The Meeting will be held on April 28, 1998, at 10:00 a.m. Pacific time at the Industry Hills Sheraton, One Industry Hills Parkway, City of Industry, California.

PERSONS ENTITLED TO VOTE

     The Company has fixed the close of business on February 27, 1998 as the record date for determining persons entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. At the close of business on February 27, 1998, there were outstanding and entitled to vote thereon 83,200 Preferred Shares and 8,957,671 Common Shares. Each Preferred Share is entitled to one vote and each Common Share is entitled to one-tenth of a vote. See "General Information -- Solicitation of Proxy and Revocability; Voting
Securities -- Record Date and Voting Rights."

                              GENERAL INFORMATION

                                  INTRODUCTION

     This Proxy Statement/Prospectus is furnished in connection with the solicitation by the Board of Directors of Southern California Water Company (the "Company") of proxies to be voted at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") and any adjournments thereof. This Proxy Statement/Prospectus also serves as the Prospectus of American States Water Company ("HoldingCo") with respect to the offering of shares of HoldingCo to shareholders of the Company.

     At the Annual Meeting, shareholders will be asked to consider and vote upon the Merger described in the Merger Agreement. A copy of the proposed form of Merger Agreement is attached to this Proxy Statement/ Prospectus as Exhibit A and is incorporated herein by reference. Under the terms of the Merger Agreement, SCW Acquisition Corp., a wholly-owned subsidiary of HoldingCo ("MergeCo"), will be merged with and into the Company. The Company will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of HoldingCo. Upon consummation of the Merger, each Common Share of the Company, or fraction thereof, will be converted into one Common Share of HoldingCo, or fraction thereof, and each series of Preferred Shares of the Company will be converted into one HoldingCo Preferred Share of the applicable series, respectively. The rights, preferences, privileges and restrictions of the HoldingCo Common Shares and Preferred Shares will be substantially identical to those of the Company Common Shares and Preferred Shares being converted.

     Shareholders will also be asked to vote on proposals to ratify certain provisions of HoldingCo's Articles of Incorporation providing for a classified HoldingCo Board and requiring a supermajority vote of each class of HoldingCo shares to approve certain business combinations involving HoldingCo and/or the sale of all or substantially all of HoldingCo's assets and certain amendments to HoldingCo's bylaws. In addition, shareholders will be asked to elect seven directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

           SOLICITATION OF PROXY AND REVOCABILITY; VOTING SECURITIES

DATE, TIME AND PLACE OF ANNUAL MEETING

     The Annual Meeting will be held on April 28, 1998 at 10:00 a.m. Pacific time at the Industry Hills Sheraton, One Industry Hills Parkway, City of Industry, California.

RECORD DATE AND VOTING RIGHTS

     Only holders of record of Company stock at the close of business on February 27, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, the Company's outstanding voting securities were 83,200 Preferred Shares and 8,957,671 Common Shares. Each Preferred Share is entitled to one vote and each Common Share is entitled to one-tenth of a vote. Except as otherwise provided in the Company's Articles of Incorporation, as amended, and under applicable law, common and preferred shareholders vote together as a single class.

     Votes cast by proxy or in person at the Annual Meeting will be counted by an inspector of election appointed by the Board of Directors to act as an election inspector for the Annual Meeting. Shares represented by proxies that reflect abstentions will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, will not constitute a vote "for" or "against" any matter.

     The inspector of election will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and as to which the broker has physically indicated on the proxy that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered present for quorum purposes and may be entitled to vote on other matters). Any unmarked proxies, including those submitted by brokers or nominees, will be voted as indicated in the accompanying proxy card.

     In the election of directors, the candidates for election receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of directors to be elected, will be elected. Votes cast against a candidate or votes withheld will have no legal effect. No shareholder will be entitled to cumulate votes (i.e., cast for any candidate a number of votes greater than the number of such shareholder's shares in the case of Preferred Shares or one-tenth that number in the case of Common Shares) unless such candidate's name has been placed in nomination prior to the voting and the shareholder has given notice at the meeting, prior to the voting, of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates who have been nominated. If voting for directors is conducted by cumulative voting, each share will be entitled to the number of votes equal to the number of directors authorized times the number of votes to which such share is otherwise entitled, which votes may be cast for a single candidate or may be distributed among two or more candidates in whatever proportion the shareholder may desire. The accompanying proxy card will grant the named proxies discretionary authority to vote cumulatively, if cumulative voting applies. In such event, unless otherwise instructed, the named proxies intend to vote equally FOR each of the seven candidates for the office of director; provided, however, that if sufficient numbers of Company shareholders exercise cumulative voting rights to elect one or more candidates, the named proxies will determine the number of directors they are entitled to elect, select such number from among the named candidates, cumulate their votes, and cast their votes for each candidate among the number they are entitled to elect. If voting is not conducted by cumulative voting, each Preferred Share will be entitled to a vote and each Common Share will be entitled to one-tenth of one vote, and shareholders having a majority of the voting power exercised at the meeting will be able to elect all of the directors if they choose to do so. In that event, the other shareholders will be unable to elect any director or directors.

     Assuming the presence of a quorum, the shareholders present at the meeting may continue to do business until adjournment, notwithstanding the withdrawal of shareholders holding sufficient voting power to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the voting power required to constitute a quorum.

VOTING BY PROXY

     Regardless of whether or not shareholders plan to attend the meeting in person, all shareholders of the Company are urged to use the enclosed proxy card to vote their shares. All proxies that are properly executed and returned, unless revoked, will be voted at the Annual Meeting in accordance with the instructions indicated thereon or, if no direction is indicated, (i) FOR the principal terms of the Merger Agreement pursuant to which a holding company structure will be formed, (ii) FOR the proposal to ratify the provisions of HoldingCo's Articles of Incorporation providing for the classification of HoldingCo's Board of Directors, (iii) FOR the proposal to ratify the supermajority vote provisions of HoldingCo's Articles of Incorporation, and (iv) FOR the election of the Board's nominees as directors. The execution of a proxy will not affect the right to attend the Annual Meeting and vote in person. A person who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by filing with the Company a written notice of revocation of a proxy bearing a later date or by attendance at the Annual Meeting and voting in person (or presenting at the meeting such written notice of the revocation of the proxy). Attendance at the Annual Meeting will not, by itself, revoke a proxy. The proxies may also be voted for a substitute nominee or nominees in the event any one or more of the director nominees named under "Item 4 -- Election of Directors" will be unable to serve for any reason or be withdrawn from nomination, a contingency not now anticipated. Shares for which duly executed proxies are received will be voted according to the Board's best judgment upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

ADJOURNMENTS

     The Annual Meeting may be adjourned, even if a quorum is not present, by a majority of the votes of shareholders represented at the Annual Meeting in person or by proxy. In the absence of a quorum at the Meeting, no other business may be transacted at the Meeting.

     Notice of the adjournment of a meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken, provided that if the adjournment is for more than 45 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting. At adjourned meetings, any business may be transacted which might have been transacted at the original meeting.

SOLICITATION OF PROXIES

     The accompanying proxy relating to the meeting is being solicited by the Board of Directors of the Company for use at the Annual Meeting. This statement and the accompanying proxy are being sent to shareholders on or about March 17, 1998.

     The Company will bear the entire cost of preparing, assembling, printing and mailing these proxy statements, the proxies and any additional materials which may be furnished by the Board to shareholders. The solicitation of proxies will be made by the use of the U.S. postal service and may also be made by telephone, telegraph, or personally, by directors, officers and regular employees of the Company who will receive no extra compensation for such services. In addition, the Company has retained Morrow & Co., a proxy distribution and solicitation firm, to assist in the distribution and solicitation of proxies for shares held in the names of brokers, banks and other nominees, for a fee of $20,000 plus reimbursement of reasonable out-of-pocket expenses.

                   ITEM 1: PROPOSAL TO FORM A HOLDING COMPANY

              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
       VOTE FOR APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT.

GENERAL

     The Board of Directors believes that it is in the best interest of the Company and its shareholders to reorganize the corporate structure of the Company by creating a new holding company. The result of the restructuring will be to have the Company become a separate wholly-owned subsidiary of the new parent company, HoldingCo, with the present holders of the Common Shares and each series of Preferred Shares of the Company becoming holders of HoldingCo Common Shares and Preferred Shares of the applicable series. As part of the restructuring, the Company intends to transfer certain non-utility assets to another subsidiary of HoldingCo so that, upon consummation of the Merger, the unregulated business of the Company will be conducted by a separate wholly-owned subsidiary of HoldingCo.

     Following the Merger, the Company will continue to conduct its operations substantially as it currently conducts such operations. While the immediate control of the Company will change from the Company's present shareholders to HoldingCo, the ultimate control will remain unchanged, as the Company's present shareholders will, upon completion of the Merger, become shareholders of HoldingCo, owning the same relative interest and having the same relative voting rights in HoldingCo as they now own and have in the Company. HoldingCo's Common Shares will be listed on the New York Stock Exchange, just as the Company's Common Shares are currently listed, and HoldingCo's Common Shares will be registered with the SEC pursuant to the Exchange Act. The directors of HoldingCo will initially be the same as the directors of the Company.

     Initially, HoldingCo is not expected to be an operating company and its assets will consist principally of the capital stock of the Company and an unregulated subsidiary. It will derive its income principally from dividends from and fees for services rendered, if any, to its subsidiaries and from any interest on any loans to subsidiaries. For the foreseeable future, all Company personnel will remain principally Company employees and, to the extent such personnel perform services for HoldingCo or any other subsidiary, the Company will charge HoldingCo or such subsidiary for such services.

PLAN OF IMPLEMENTATION

     To implement the restructuring, the Company has caused to be formed two new California corporations: HoldingCo and MergeCo. Immediately prior to the Merger, the Company will own all of the outstanding stock of HoldingCo, and HoldingCo will own all of the outstanding stock of MergeCo. HoldingCo and MergeCo currently have no business or properties of their own. MergeCo is a transitory corporation, formed solely to effectuate the Merger, and will cease to exist upon completion of the Merger.

     The Company, HoldingCo and MergeCo have approved the Merger Agreement, which provides that, subject to the satisfaction of certain conditions (including, without limitation, shareholder approval of the principal terms of the Merger Agreement), the Company will become a wholly-owned subsidiary of HoldingCo as a result of the merger of MergeCo with and into the Company. In the Merger, each of the Common Shares, or fraction thereof, and each series of Preferred Shares of the Company will be automatically converted into one Common Share, or fraction thereof, and one Preferred Share of the applicable series, respectively, of HoldingCo. Common Shares of the Company issuable under the Company's Dividend Reinvestment and Stock Purchase Plan, Key Executive Incentive Plan and 401(k) Plan will be issued as Common Shares of HoldingCo after the Merger. None of the Company's debt will be assumed by HoldingCo in the Merger. A copy of the proposed form of Merger Agreement is attached hereto as Exhibit A.

     In connection with the restructuring, it is contemplated that the Company will transfer certain non-utility assets to another subsidiary of HoldingCo. To the extent that the Company acquires new businesses or assets not regulated by the CPUC, such businesses and assets may also be transferred to HoldingCo or one or more unregulated subsidiaries of HoldingCo. As a result of the foregoing, after the restructuring, (i) the current holders of all of the outstanding stock of the Company will own all of the stock of HoldingCo, and (ii) HoldingCo will own all of the outstanding stock of the Company and another unregulated subsidiary, which is expected to constitute all or substantially all of HoldingCo's business and properties.

     A diagram illustrating the current structure and the proposed structure of the new holding company organization is set forth below.

                               CURRENT STRUCTURE

------------------------------------------------------------------------------
                       Common and Preferred Shareholders
------------------------------------------------------------------------------
                       Southern California Water Company
------------------------------------------------------------------------------
                                   HoldingCo
------------------------------------------------------------------------------

---------------------                       ---------------------
                                                 Unregulated
       MergeCo                                   Subsidiary
---------------------                       ---------------------

                               PROPOSED STRUCTURE
------------------------------------------------------------------------------
                       Common and Preferred Shareholders
------------------------------------------------------------------------------
                                   HoldingCo
------------------------------------------------------------------------------

---------------------                       ---------------------
 Southern California                             Unregulated
    Water Company                                Subsidiary
---------------------                       ---------------------

REASONS FOR THE FORMATION OF A HOLDING COMPANY

     The water industry in California is experiencing competitive changes and the Company believes there is potential for new growth. In particular, the Company believes that there exist potentially significant opportunities to engage in a variety of transactions involving the portion of the water utility industry that is not regulated by the CPUC. The formation of the holding company structure will provide a corporate structure with a clear separation between the regulated water utility business and other utility businesses that are not subject to regulation by the CPUC. It will also provide a framework that can better accommodate future growth. Finally, the holding company structure, which is utilized by many other water companies, will facilitate the financing of, and accounting for, new non-regulated business activities.

     The Company continues to pursue strategic opportunities related to the operation of municipally-owned water systems on both a stand-alone basis and as part of a joint venture. For example, in December, 1996, the Company and U.S. Water, L.L.C., a limited liability company owned by Bechtel Group, and by Northwest Water Holdings, Inc., a subsidiary of United Utilities PLC, a water and electric utility based in the United Kingdom, formed a joint venture for the purpose of pursuing potential opportunities to lease, or operate and maintain, municipally owned retail water supply and distribution systems and water treatment, wastewater collection and wastewater treatment facilities in California. The joint venture currently acts as the manager of the water department of the City of Compton, California pursuant to a short-term contract. Both the Company and the joint venture have responded to other requests for proposals from other municipalities in California to operate all or a portion of their water systems. There can be no assurance, however, that either the Company or the joint venture will be awarded any new contracts with these or any other municipalities or other entities, or that, if such contracts are obtained, such contracts will prove to be beneficial to HoldingCo.

     The corporate separation and financing flexibility afforded by a holding company structure will improve the Company's ability to take advantage of these and other potential opportunities related to the non-regulated portion of the water utility industry. Under a holding company structure, new, non-regulated businesses can be operated through subsidiaries of HoldingCo rather than through subsidiaries of the Company, thereby enhancing the separation between the Company and such businesses. This separation of operations will help facilitate the development of new, non-regulated business activities while helping to insulate the core utility operations of the Company from the risks associated with such activities.

     The Company's current corporate structure cannot provide the same degree of financial separation because all business activities must be either part of the utility operations or conducted through subsidiaries of the Company. As a result, any volatility of earnings associated with any new businesses would impact the financial results of the regulated utility operations. In a holding company structure, such other businesses can be operated by companies other than the Company, preventing any potentially adverse financial results from such businesses from being reflected in the financial results of the regulated utility operations or from impairing the equity capital of the Company.

     Under current California law, the Company is not permitted to issue any debt or equity securities for the purpose of financing its non-regulated operations. With a holding company structure, the Company's unregulated businesses will be able to obtain funds from financings by HoldingCo or from affiliates other than the Company, or from its own financings.

     Under the proposed restructuring, HoldingCo will not be a utility and is therefore expected not to be subject to regulation by the CPUC as a utility. However, following the restructuring, the Company, as a wholly-owned subsidiary of HoldingCo, will continue to operate as a utility and will remain subject to CPUC regulation. In addition, HoldingCo may not directly or indirectly acquire 5% or more of the voting securities of any gas utility or electric utility without the approval of the SEC. The utility business of the Company is expected to generate the principal part of HoldingCo's earnings for the foreseeable future after the restructuring.

PRINCIPAL TERMS OF THE MERGER

     General. The following description of the principal terms of the Merger is subject to and qualified in its entirety by reference to the terms of the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Exhibit A and is incorporated herein by this reference. The consummation of the Merger is subject to the condition, among others, that the principal terms of the Merger Agreement are approved by the shareholders of the Company.

     Effective Time of Merger. The Merger Agreement provides that the Merger will become effective at such date and time as the requisite officers' certificates and a copy of the Merger Agreement are filed with the Secretary of State of the State of California (the "Effective Time"). Such filing will not occur until all the conditions to the Merger have been satisfied or waived. See "Conditions to the Merger."

     Conversion of Shares of Company Stock. Pursuant to the Merger Agreement each of the Company's Common Shares, or fraction thereof, issued and outstanding immediately prior to the Merger will be automatically changed and converted into one Common Share of HoldingCo, or fraction thereof, and each series of the Company's Preferred Shares issued and outstanding immediately prior to the Merger will be automatically changed and converted into one share of HoldingCo Preferred Shares of the applicable series, respectively. The rights, preferences, privileges and restrictions of the HoldingCo Common Shares and the HoldingCo Preferred Shares will be substantially identical to those of the Company Common Shares and Company Preferred Shares being converted.

     Optional Exchange of Company Stock Certificates. After the Effective Time, each holder of a certificate or certificates representing Company Common Shares or Company Preferred Shares, as applicable, immediately prior to the Merger may, but will not be required to, surrender the same to the Transfer Agent, and thereupon each holder or transferee will be entitled to receive a certificate or certificates representing the number of HoldingCo Common Shares or series of Company Preferred Shares, as applicable, equal to the number of Company Common Shares or series of Company Preferred Shares surrendered.

     Outstanding Certificates. Until surrendered or presented for transfer, each outstanding stock certificate which, prior to the Effective Time represented Company Common Shares or Company Preferred Shares, as the case may be, will be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of HoldingCo Common Shares or series of HoldingCo Preferred Shares, as the case may be, as though such surrender or transfer and exchange had taken place. Accordingly, shareholders are not required to exchange such stock certificates.

     Company Stock Transfer Books. The stock transfer books for Company Common Shares and Company Preferred Shares will be deemed to be closed at the Effective Time such that no transfer of Company Common Shares or Company Preferred Shares outstanding prior to the Effective Time will thereafter be made on such books.

     Post-Merger Rights of Holders. Following the Effective Time, the holders of certificates representing Company Common Shares or Company Preferred Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to stock of the Company and their sole rights will be with respect to the HoldingCo Common Shares or series of HoldingCo Preferred Shares into which their Company Common Shares or series of Company Preferred Shares, respectively, will have been converted in connection with the Merger. The rights, preferences, privileges and restrictions of the HoldingCo Common Shares and each series of HoldingCo Preferred Shares will be substantially identical to those of the Company Common Shares and applicable series of Company Preferred Shares being converted. See "Item 2 -- Proposal to Ratify Provisions Regarding HoldingCo Board Classification" and "Item 3 -- Proposal to Ratify Provisions Regarding Supermajority Vote of HoldingCo Shareholders."

CONDITIONS TO THE MERGER

     The Merger will occur only if the Merger is approved by the requisite vote of the Company's shareholders. See "-- Required Vote" below. In addition, consummation of the Merger is subject to satisfaction or waiver of certain other conditions, including the receipt of CPUC approval, the listing of

HoldingCo Common Shares on the New York Stock Exchange upon official notice of issuance, and receipt of an opinion from O'Melveny & Myers LLP that the Merger will constitute a tax-free reorganization for federal income tax purposes.

REGULATORY APPROVALS

     The Merger is subject to approval by the CPUC and to the approval by the Company's Board of Directors of any conditions to CPUC approval. The Board anticipates that CPUC approval may include conditions relating to, among other things, transactions between the Company and its non-regulated affiliates. The Board anticipates that there may be reporting requirements with respect to affiliate transactions and requirements that ensure that ratepayers do not subsidize non-regulated operations and receive fair compensation for the use of utility assets and for providing services by utility personnel in non-regulated activities. If the CPUC conditions are deemed by the Board to be materially burdensome for the Company, the Board may elect to terminate the Merger Agreement and not proceed with the Merger.

     The Company's application for an exemption from all provisions of PUHCA, except 9(a)(2), was granted by the SEC on April 18, 1997.

REQUIRED VOTE

     Approval of the principal terms of the Merger Agreement pursuant to which a holding company will be formed requires the affirmative vote of at least a majority of the combined voting power of the Company Common Shares and the Company Preferred Shares, voting together as a single class; provided that if there are no differences between the Articles of Incorporation of the Company and HoldingCo's Articles of Incorporation, the principal terms of the Merger Agreement need only be approved by a majority of the combined voting power of the Company's Common Shares and Preferred Shares represented at the Annual Meeting and entitled to vote thereon, voting together as a single class. Each Common Share is entitled to one-tenth of a vote and each Preferred Share is entitled to one vote.

NO DISSENTER'S RIGHTS

     Holders of Company stock will not, under California law, be entitled to any dissenters' rights as a result of the Merger.

NO CHANGE IN DIVIDEND POLICY

     It is anticipated that the quarterly dividends on HoldingCo Common and Preferred Shares will commence at a rate no less than that being paid on the Company Common and Preferred Shares at the time of the Merger and will be paid on approximately the same dates in each year as the dividends on the Company Common and Preferred Shares have been paid. The amount and timing of the dividends on the HoldingCo Common and Preferred Shares will depend primarily on the earnings of HoldingCo's subsidiaries, principally the Company; any restrictions on the payment of dividends applicable to HoldingCo and/or its subsidiaries (including, without limitation, the Company); and other financial and non-financial conditions and factors. The quarterly dividend most recently declared by the Board of Directors of the Company was $0.315 per Company Common Share payable on March 1, 1998 to holders of record on February 9, 1998. There will be no changes in the Company's Dividend Reinvestment and Stock Purchase Plan after the Merger, other than the substitution of HoldingCo's Common Shares for Common Shares of the Company.

     Initially, the funds required by HoldingCo to operate and to pay dividends on the HoldingCo Common and Preferred Shares following the Merger are expected to be derived primarily from dividends paid by the Company to HoldingCo as the sole shareholder of the Company. It is anticipated that such cash dividends paid by the Company to HoldingCo will be sufficient to enable HoldingCo to pay dividends on its shares and to meet its operating expenses. However, the dividend policy of the Company will continue to be set by the Company's Board of Directors assuming the Company is a stand-alone utility, and the amount of dividends declared and paid by the Company will continue to depend upon the Company's earnings, the needs of its utility operations and requirements and conditions imposed by the CPUC. In addition, the ability of the

Company to pay dividends on the Company's Common Shares to the HoldingCo will be subject to the requirements of California law.

TERMINATION AND AMENDMENT OF MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of the Company. Subject to applicable law, the Merger Agreement may be amended, modified or supplemented at any time prior to the Effective Time by mutual consent of the Boards of Directors of the Company, HoldingCo and MergeCo.

DIRECTORS AND OFFICERS OF THE COMPANY AND HOLDINGCO

     Prior to the Effective Time, the persons who are the directors of the Company will be appointed to be the directors of HoldingCo. This will occur because those persons who are elected directors of the Company at the Annual Meeting will also be appointed directors of HoldingCo. If the provisions in HoldingCo's Articles of Incorporation providing for the classification of HoldingCo's Board of Directors are ratified by Company shareholders at the Annual Meeting and HoldingCo's Common Shares are listed on the New York Stock Exchange, the persons initially appointed as HoldingCo directors will be divided into classes as set forth under "Item 2 -- Proposal to Ratify Provisions Regarding HoldingCo Board Classification -- Implementation." See "Item
4 -- Election of Directors."

     Following the Annual Meeting, the directors of the Company and HoldingCo will elect officers of the Company and HoldingCo, respectively, to serve until their successors are elected and qualified. Such additional officers of HoldingCo and the Company as the Board of Directors considers advisable may be elected or appointed from time to time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion generally summarizes certain of the federal income tax consequences of the Merger under the Internal Revenue Code, as set forth in the tax opinion obtained from O'Melveny & Myers LLP, counsel to the Company and to HoldingCo. This discussion does not cover all possible tax consequences relating to the Merger and does not address the tax consequences under state or local law, or special tax consequences to particular shareholders having special situations. Accordingly, shareholders are urged to consult with their own tax advisors regarding the effect of the Merger on them personally.

     Subject to the foregoing limitations and based on certain representations made by the Company, the Company has been informed that, for federal income tax purposes:

          (a) The merger of MergeCo into the Company and the issuance of HoldingCo stock in connection therewith as described herein will constitute a tax-free reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended;

          (b) No gain or loss will be recognized by holders of Company stock who receive HoldingCo stock in exchange for the shares of Company stock which they hold;

          (c) The holding period of HoldingCo stock received in exchange for Company stock will include the holding period of the Company stock for which it is exchanged, assuming that the shares of Company stock are capital assets in the hands of the holder thereof at the time of the Merger; and

          (d) The tax basis of HoldingCo stock received by shareholders of the Company pursuant to the Merger will be the same as the tax basis of the shares of Company stock exchanged therefor.

     SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO ALL TAX CONSEQUENCES OF THE MERGER. Expenses incurred by any shareholder arising from disputes with the Internal Revenue Service or any state or any foreign tax agency over the tax consequences of the Merger will not be borne by the Company or HoldingCo.

ARTICLES OF INCORPORATION, BYLAWS AND RIGHTS OF SHAREHOLDERS

     The Articles of Incorporation and Bylaws of HoldingCo are substantially identical to the Articles of Incorporation and Bylaws, respectively, of the Company, except that the Articles of Incorporation of HoldingCo contain provisions providing for (i) a classified Board of Directors, (ii) requiring certain business combinations involving a change of control of HoldingCo and/or the sale of all or substantially all of HoldingCo's assets to be approved by the affirmative vote of a majority of the continuing directors of HoldingCo (as defined in HoldingCo's Articles of Incorporation) or by the affirmative vote of at least 66 2/3% of the combined voting power of outstanding HoldingCo shares, voting together as a single class (other than any series of New Preferred Shares not entitled to vote thereon), (iii) requiring the affirmative vote of at least 66 2/3% of the combined voting power of outstanding HoldingCo shares, voting together as a single class (other than any series of New Preferred Shares not entitled to vote thereon), to amend or repeal certain provisions in HoldingCo's Bylaws relating to the fixing of the range of the number of authorized directors, calling of special shareholders' meetings and the notice required to be given by shareholders seeking to introduce business at shareholders' meetings, and (iv) requiring the affirmative vote of at least 66 2/3% of the combined voting power of HoldingCo's outstanding shares, voting together as a single class, in order to amend or repeal the provisions in the Articles of Incorporation providing for Board classification or the supermajority vote described above. At the Annual Meeting, Company shareholders will be asked to vote on proposals to ratify the HoldingCo Board classification provisions and HoldingCo supermajority vote provisions. If either or both of such proposals are not ratified or the Company and the Board of Directors of HoldingCo otherwise determine that it in the best interests of HoldingCo to delete either of these proposals, HoldingCo's Articles of Incorporation will be amended, as applicable, prior to the Effective Time of the Merger, to delete the provisions not approved. For a more complete description of the proposals to approve the board classification provisions of HoldingCo's Articles of Incorporation and the provisions of HoldingCo's Articles of Incorporation requiring a supermajority shareholder vote, as well as the effect of such provisions on the rights of HoldingCo shareholders, see "Item 2 -- Proposal to Ratify Provisions Regarding HoldingCo Board Classification" and "Item 3 -- Proposal to Ratify Provisions Regarding Supermajority Vote of HoldingCo Shareholders." A complete copy of HoldingCo's Articles of Incorporation and bylaws is set forth as "Exhibit B
-- Articles of Incorporation" and "Exhibit C -- Bylaws," respectively.

EXCHANGE ACT FILINGS

     Following the Effective Time, both HoldingCo and the Company will be reporting companies under the Exchange Act.

LEGAL OPINION

     O'Melveny & Myers LLP, as counsel for the Company and HoldingCo, has rendered an opinion to the effect that the HoldingCo Common Shares and the HoldingCo Preferred Shares offered in this Proxy Statement/Prospectus will be validly issued, fully paid, and nonassessable.

EXPERTS

     The financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and incorporated by reference in this Proxy Statement/Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                        PRO FORMA FINANCIAL INFORMATION

     The following table summarizes certain pro forma financial effects of the proposed formation of a holding company as of December 31, 1997, and for the year ended December 31, 1997, as if the restructuring had occurred December 31, 1997 and January 1, 1997, respectively. This information should be read in conjunction with the financial statements and notes to financial statements incorporated by reference herein. The holding company restructuring is a reorganization of commonly-controlled entities and will be accounted for as a pooling of interests.

                                                                             PRO FORMA (UNAUDITED)
                                                                            ------------------------
                                                COMPANY       PRO FORMA                  HOLDINGCO
                                               HISTORICAL    ADJUSTMENTS    COMPANY     CONSOLIDATED
                                               ----------    -----------    --------    ------------
ASSETS
  Net Plant in Service.......................   $383,623                    $383,623      $383,623
  Other Property and Investments.............      1,355        -$593(1)         762         1,355
  Current Assets.............................     44,494                      44,494        44,494
  Deferred Charges...........................     27,602                      27,602        27,602
                                                --------        -----       --------      --------
          Total Assets.......................   $457,074        -$593       $456,481      $457,074
CAPITALIZATION AND LIABILITIES
  Common Stock Equity........................   $151,053        -$593       $150,460      $151,053
  Preferred Stock............................      2,040                       2,040         2,040
  Long-Term Debt.............................    115,286                     115,286       115,286
  Total Capitalization.......................    268,379         -593        267,786       268,419
  Current Liabilities........................     56,180                      56,180        56,140
  Other Credits..............................    132,515                     132,515       132,515
                                                --------        -----       --------      --------
          Total Capitalization and
            Liabilities......................   $457,074        -$593       $456,481      $457,074
STATEMENTS OF INCOME -- YEAR ENDED DECEMBER
  31, 1997
Operating Revenues...........................   $153,755                    $153,755      $153,755
Operating Expenses...........................    120,467                     120,467       120,467
Operating Income.............................     33,288                      33,288        33,288
Other Income/Deductions (Net)................        758          313(2)       1,071           758
Interest Charges.............................     10,157                      10,157        10,157
Pretax Income................................     23,889          313         24,202        23,889
Income Taxes.................................      9,830                       9,830         9,830
Net Income...................................     14,059          313         14,372        14,059
Preferred Dividend Requirements..............         92                          92            92
Earnings Available for Common Shares.........   $ 13,967          313       $ 14,280        13,967
Basic Earnings Per Common Share..............   $   1.56                    $   1.59      $   1.56
Ratio of Earnings to Fixed Charges...........       3.28                        3.28          3.28
Ratio of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends..............       3.30                        3.33          3.30

---------------

(1) The Company has applied to the CPUC for approval to contribute certain non-utility assets to a non-regulated subsidiary of HoldingCo. Such approval may not be forthcoming without conditions that the Company believes are materially burdensome. The Company intends to retain any non-utility assets that cannot be contributed to HoldingCo without the imposition of such conditions. Through December 31, 1997, the Company has invested approximately $593,000 in Golden State Water Company LLC, all of which was provided from retained earnings.

(2) In 1997, the Company recorded a net loss of $312,658 related to its participation in Golden State Water Company LLC, a non-regulated company formed for the purpose of developing opportunities to operate municipally-owned water departments.

                     ITEM 2: PROPOSAL TO RATIFY PROVISIONS
                    REGARDING HOLDINGCO BOARD CLASSIFICATION

              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                 VOTE FOR THE PROPOSAL TO RATIFY THE PROVISIONS
           FOR THE CLASSIFICATION OF HOLDINGCO'S BOARD OF DIRECTORS.

GENERAL

     The shareholders are being asked to approve at the Annual Meeting certain provisions (the "Board Classification Provisions") of HoldingCo's Articles of Incorporation providing for classification of the Board of Directors into two or three classes (depending upon the number of directorships), each consisting of a number of directors equal as nearly as practicable. After initial implementation (discussed below), each class of directors would be subject to election every other year and would serve for a two-year term for so long as the Board remained classified into two classes, or would be subject to election every third year and would serve for a three-year term in the event the Board were classified into three classes. A copy of the Board Classification Provisions excerpted from HoldingCo's Articles of Incorporation is set forth as Exhibit D hereto.

     The Company's Board of Directors believes that the Board Classification Provisions will be in the best interest of the Company and its shareholders (who will, immediately after the Effective Time of the Merger, be the shareholders of HoldingCo). Board classification will help lend continuity and stability to the management of HoldingCo. Following adoption of the classified board structure, at any given time at least one-half of the members of the Board of Directors will generally have had prior experience as directors of HoldingCo. The Company Board believes that this will facilitate long-range planning, strategy and policy and will have a positive impact on employee loyalty. The Company has not historically had problems with either the continuity or stability of its Board of Directors.

IMPLEMENTATION

     If this proposal is ratified by shareholders and HoldingCo's Common Shares are listed on the New York Stock Exchange, the Board Classification Provisions will be retained, unless the Company and the Board of Directors of HoldingCo otherwise determine that it is in the best interests of HoldingCo to delete the Board Classification Provisions before consummation of the Merger. If the Board Classification Provisions are retained, HoldingCo's Board of Directors will, for purposes of initial implementation, designate two classes of directors, Class I, consisting of James L. Anderson, William V. Caveney and Floyd E. Wicks, who will be elected initially for a term expiring at the next Annual Meeting of HoldingCo's shareholders, and Class II, consisting of Jean E. Auer, N. P. Dodge, Jr., Robert F. Kathol and Lloyd E. Ross who will be elected initially for a term expiring at the Annual Meeting of HoldingCo's shareholders to be held in April, 2000; and, in each case, until their successors are duly elected and qualified. Each of these persons is also a current nominee for election as director of the Company at the Annual Meeting. Further information is set forth below under, "Item 4 -- Election of Directors." Commencing with the Annual Meeting of Shareholders scheduled to occur in May 1999, directors elected to each class would serve for a two-year term and until their successors are duly elected and qualified, subject to any increase in the total number of authorized directors to at least nine, as described below in "-- Effects of Board Classification; Comparison with Company Bylaws" and any decrease in the total number of authorized directors to five.

     If the proposal to ratify the Board Classification provisions are not ratified at the Annual Meeting, then HoldingCo's Articles of Incorporation will be amended following the Annual Meeting to delete such provisions.

     Classification of the Board of Directors is permitted under California law if a company's shares are listed on the New York Stock Exchange. Classified boards of directors are also permitted under the corporate law of a majority of states, and the Company believes that well over one-half of Fortune 500 companies provide for classified boards.

EFFECTS OF BOARD CLASSIFICATION; COMPARISON WITH COMPANY BYLAWS

     If the Board Classification Provisions are retained at the Annual Meeting, the classification of the Board will apply to every election of directors for so long as at least six directors are authorized under HoldingCo's Bylaws and HoldingCo's Common Shares are listed on the New York Stock Exchange. HoldingCo's Bylaws provide that the Board of Directors shall consist of not less than five and not more than nine directors, with the exact number of directors currently set at seven. So long as the Board continues to consist of at least six, but less than nine and HoldingCo's Common Shares are listed on the New York Stock Exchange, authorized directors, after initial implementation of the classified Board, directors will serve for a term of two years rather than one year, and one-half of the directors (or as near to one-half as practicable) will be elected each year. This is in contrast to the current Bylaws of the Company, which provide that Company directors are elected at each annual meeting of shareholders to serve for one-year terms and until their successors are elected and qualified.

     Under HoldingCo's bylaws, HoldingCo's Board of Directors could increase the authorized number of directors to up to nine without obtaining shareholder approval. In the event that the number of directors increases during any period that HoldingCo's shares are listed on the New York Stock Exchange, the increase will be apportioned by the Board between the classes of directors to make each class as nearly equal as possible. If the number of authorized directors is increased to at least nine during any period that HoldingCo's shares are listed on the New York Stock Exchange, the directors will be apportioned by the Board among three classes, each consisting of one-third of the directors or as close an approximation as possible, directors will serve for a term of three years, and one-third of the directors (or as near to one-third as practicable) will be elected each year. If the number of authorized directors is decreased to less than five, then the Board will cease to be classified, provided that a decrease in the number of directors cannot shorten the term of any incumbent director. Vacancies in the Board, except those existing as a result of a removal of a director, may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, and each director so elected will hold office until the next annual meeting and until such director's successor has been elected and qualified. HoldingCo shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors.

     Pursuant to California law, members of the Board of Directors may be removed by the Board of Directors for cause (defined to be a felony conviction or court declaration of unsound mind), by the shareholders without cause or by court order for fraudulent or dishonest acts or gross abuse of authority or discretion. Generally no director may be removed by the shareholders if the votes cast against such removal (or, if done by written consent, the votes eligible to be cast by the non-consenting shareholders) would have been sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the director's most recent election were then being elected (the "Relevant Number of Directors"). The Relevant Number of Directors, in the case of classified boards, is the greater of (i) the number of directors elected at the most recent annual meeting of shareholders and (ii) the number sought to be removed.

     The classification of the Board of Directors will have the effect of making it more difficult to replace incumbent directors and management, even if the reason for the desired change is inadequate performance. So long as the Board is classified into two classes, a minimum of two annual meetings of shareholders would generally be required to replace the entire Board, absent intervening vacancies. While the proposal is not intended as a takeover-resistive measure in response to a specific threat, it may discourage the acquisition of large blocks of HoldingCo's shares by causing it to take longer for a person or group of persons who acquire such a block of shares to effect a change in management.

REQUIRED VOTE

     Approval of the proposal to ratify the Board Classification Provisions requires the affirmative vote of at least a majority of the combined voting power of the Company's Common Shares and Preferred Shares represented at the Annual Meeting and entitled to vote thereon, voting together as a single class. Each Common Share is entitled to one-tenth of a vote and each Preferred Shares is entitled to one vote.

                     ITEM 3: PROPOSAL TO RATIFY PROVISIONS
             REGARDING SUPERMAJORITY VOTE OF HOLDINGCO SHAREHOLDERS

          THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
                THE PROPOSAL TO RATIFY THE PROVISIONS REQUIRING
                CERTAIN BUSINESS COMBINATIONS AND AMENDMENTS TO
             BE APPROVED BY A MAJORITY OF HOLDINGCO'S DIRECTORS OR
               A SUPERMAJORITY VOTE OF HOLDINGCO'S SHAREHOLDERS.

GENERAL

     At the Annual Meeting, Company shareholders are being asked to ratify certain provisions (the "Supermajority Vote Provisions") of HoldingCo's Articles of Incorporation pursuant to which certain business combinations involving HoldingCo, and/or the sale of all or substantially all of HoldingCo's assets, would require, in addition to any Board and/or shareholder approvals required under applicable law, approval by the affirmative vote of a majority of HoldingCo's continuing directors (as defined in HoldingCo's Articles of Incorporation) or by the affirmative vote of at least 66 2/3% of the combined voting power of HoldingCo's outstanding shares, voting together as a single class (other than any series of New Preferred Shares not entitled to vote thereon). In addition, Company shareholders are being asked to ratify certain provisions of HoldingCo's Articles of Incorporation providing that amendments to HoldingCo's bylaws relating to the calling of shareholders' meetings and the bringing of business thereat be approved by either a majority of HoldingCo's directors or by the affirmative vote of at least 66 2/3% of the combined voting power of HoldingCo's outstanding shares, voting together as a single class (other than any series of New Preferred Shares not entitled to vote thereon), and that amendments to the Board Classification Provisions and Supermajority Vote Provisions be approved by the affirmative vote of at least 66 2/3% of the combined voting power of HoldingCo's shares, voting together as a single class (other than any series of New Preferred Shares not entitled to vote thereon). A copy of the text excerpted from HoldingCo's Articles of Incorporation which contains such Supermajority Vote Provisions is set forth as Exhibit E hereto.

     The Company's Board of Directors believes that the Supermajority Vote Provisions will be in the best interests of the Company's shareholders (who will, immediately after the Effective Time of the Merger, be HoldingCo's shareholders). The Supermajority Vote Provisions will help to ensure the continuity and stability of HoldingCo, as well as help to minimize disruptions to HoldingCo's management, by tending to discourage attempts to gain control of HoldingCo or its assets through a hostile takeover. A hostile takeover attempt could prove to be highly disruptive to the business and operations of HoldingCo and could result in a significant diversion of the time and resources of HoldingCo's management. In addition, the provisions are intended to assure that HoldingCo's Board and its shareholders have been given adequate opportunity to consider business combinations and other matters that may significantly affect their investment in HoldingCo.

IMPLEMENTATION

     If the proposal to ratify the Supermajority Vote Provisions is not approved at the Annual Meeting, then HoldingCo's Articles of Incorporation will be amended following the Annual Meeting to delete such provisions.

EFFECTS OF SUPERMAJORITY VOTE PROVISIONS; COMPARISON WITH PROVISIONS OF COMPANY ARTICLES OF INCORPORATION AND LAW

     Under the Supermajority Vote Provisions, in addition to any Board and/or shareholder approvals required under applicable law, and unless approved by the affirmative vote of at least a majority of the continuing directors (as defined in HoldingCo's Articles of Incorporation), a supermajority vote would be required (i) to sell, convey, lease or otherwise dispose of all or substantially all of HoldingCo's assets (or to approve, as a shareholder, the sale, conveyance, lease or other disposition by any HoldingCo subsidiary of all or substantially all of such subsidiary's assets); (ii) to sell, transfer, convey or otherwise dispose (other than to entities the majority of the voting power of which is owned and controlled by HoldingCo) of more than a majority of the voting power of the outstanding capital stock or other equity interest of any of HoldingCo's subsidiaries which accounts for 50% or more of HoldingCo's consolidated assets; (iii) to consolidate or merge with or into any corporation or other business entity, except if, immediately after such consolidation or merger, the shareholders of HoldingCo immediately prior to such consolidation or merger will own more than 60% of the voting power of the capital stock or other equity interest of or in the surviving entity; or (iv) approve, as a shareholder, the consolidation or merger of any of HoldingCo's subsidiaries which accounts for 50% or more of HoldingCo's consolidated assets (as reflected on HoldingCo's most recent audited consolidated balance sheet), with or into with or into any corporation or other business entity.

     The Supermajority Vote Provisions are not included in the Company's Articles of Incorporation and would, as permitted by California law, replace various provisions of law that would otherwise prescribe the shareholder approval required for certain business combinations involving the Company and/or sales of all or substantially all of the Company's assets. Under California law as applied to the Company, the principal terms of a merger reorganization or a sale-of-assets reorganization (defined generally as a statutory merger and the acquisition of all or substantially all of the assets of a corporation in exchange in whole or in part for the equity securities of the acquiring corporation) must be approved by a majority of the combined voting power of the Company's outstanding shares. Direct sales of all or substantially all of the Company's assets must also be approved by at least a majority of the combined voting power of its outstanding shares. In contrast to such requirements of California law and the Company's Articles of Incorporation, HoldingCo's Articles of Incorporation would require all of the above-described transactions (except, as described above, for certain transactions with affiliates and transactions in which HoldingCo's shareholders would retain control of the surviving entity) to be approved by at least 66 2/3% of the combined voting power of HoldingCo's outstanding shares, voting together as a single class (other than any series of New Preferred Shares not entitled to vote thereon).

OTHER EFFECTS

     The Supermajority Vote Provisions will have the effect of giving HoldingCo's continuing directors (as defined in HoldingCo's Articles of Incorporation) a veto power over transactions that would result in a change of control of HoldingCo or of all or substantially all of its assets, even if such transactions are desired by a majority (but not more than 66 2/3%) of the combined voting power of HoldingCo's outstanding shares. Another effect of the Supermajority Vote Provisions will be to give the holders of shares representing a minority of HoldingCo's voting power a veto power over a change-of-control transaction which a majority (but less than 66 2/3%) of the shareholders may believe is desirable. Based on their beneficial ownership of the shares of the Company as of February 27, 1998, directors and officers of the Company will, immediately following the Effective Time, beneficially own shares representing less than 1% of the combined voting power of HoldingCo's outstanding shares.

REQUIRED VOTE

     Approval of the proposal to ratify the Supermajority Vote Provisions requires the affirmative vote of at least a majority of the combined voting power of the Company's Common Shares and Preferred Shares represented at the Annual Meeting and entitled to vote thereon, voting together as a single class.

                         ITEM 4: ELECTION OF DIRECTORS

     Action will be taken at the Annual Meeting to elect seven directors to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. It is intended that the proxies solicited and received by and on behalf of the Board of Directors will be voted for the re-election of the current directors, who are standing for re-election (the "Nominees"), unless authority is withheld. If voting for directors is conducted by cumulative voting, the proxies named on the enclosed form of proxy will have discretionary authority to cumulate votes among the Nominees named herein.

     Prior to the Effective Time of the Merger, the Nominees will also be appointed to be the directors of HoldingCo. Those Nominees who are elected directors of the Company at the Annual Meeting will also be appointed directors of HoldingCo.

     The proxies may also be voted for a substitute Nominee or Nominees in the event any one or more of the persons named below shall be unable to serve for any reason or be withdrawn from nomination, a contingency not now anticipated.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF
              EACH OF THE ABOVE NOMINEES MENTIONED IN THIS ITEM 4.

     A brief biography of each Nominee is set forth below, including the Nominee's business experience during the last five years.

     JAMES L. ANDERSON, Senior Vice President, since September 1996, of Americo Life Inc. located in Orange, California. Prior to its acquisition by Americo Life Inc., Mr. Anderson had served as President and Chief Executive Officer, since 1986, of Fremont Life Insurance Company. Mr. Anderson has, at various times from 1982 to 1986, served as President and Chief Operating Officer of Fremont Insurance Services, Chairman and Chief Operating Officer of Physicians & Surgeons Underwriting Corporation and Founder, Chairman and Chief Executive Officer of Hospital Insurance Services, a management company for hospital medical malpractice and general liability programs throughout California. From 1975 to 1982, Mr. Anderson served as President and Chief Operating Officer of National American Insurance Company of California, a property and casualty company. Mr. Anderson, age 54, is a member of the Company's Compensation and Business Opportunities Committees and has served as a director of the Company since 1997.

     JEAN E. AUER, Consultant to the San Francisco Estuary Project since 1990, member of the Board of Directors of the Water Education Foundation and member of the town council of Hillsborough, California. Mrs. Auer has previously served as a member of the National Drinking Water Advisory Board to the United States Environmental Protection Agency, a member of the California State Water Resources Control Board and a member of both the Central Coast and the San Francisco Regional Water Quality Control Boards. Mrs. Auer, age 61, is a member of the Company's Audit, Compensation, Nominating and Business Opportunities Committees and has served as a director of the Company since 1995.

     WILLIAM V. CAVENEY, Chairman of the Board of Directors of the Company since April, 1992. Mr. Caveney was Chairman of the Board and Chief Executive Officer of the Company from April, 1990 to March, 1992 and President and Chief Executive Officer of the Company from April, 1982 to March, 1990. Mr. Caveney, age 71, is Chairman of the Company's Compensation Committee and a member of the Business Opportunities Committee and has served as a director of the Company since 1980.

     N.P. DODGE, JR., President of the N.P. Dodge Company, a full service real estate concern in Omaha, Nebraska. Mr. Dodge, age 60, is a director of the Omaha Public Power District and is a director of Bridges Investment Fund. Mr. Dodge is a member of the Company's Compensation Committee and Chairman of the Audit Committee and has served as a director of the Company since 1990.

     ROBERT F. KATHOL, Executive Vice President of Kirkpatrick, Pettis, Smith, Polian, Inc., an investment banking firm in Omaha, Nebraska. Mr. Kathol, age 57, is a member of the Company's Compensation and Audit Committees and has served as a director of the Company since 1995.

     LLOYD E. ROSS, Managing Partner of Invermex, L.P., a company developing hotels in the southwestern United States and northern Mexico. For more than 35 years prior to his current position, Mr. Ross was associated with SMI Construction Co., a commercial and industrial general contracting firm in Irvine, California, having served as its President and Chief Executive Officer since 1976. Mr. Ross, age 57, also is a director of PacifiCare Health Systems. Mr. Ross is a member of the Company's Compensation Committee and Chairman of the Company's Nominating Committee and Business Opportunities Committee and has served as a director of the Company since 1995.

     FLOYD E. WICKS, President and Chief Executive Officer of the Company since April, 1992. Mr. Wicks served as President of the Company from April, 1990 to March, 1992 and as Vice President of Operations from January, 1988 to March, 1990. Mr. Wicks, age 54, is a member of the Company's Business Opportunities and Nominating Committees and has served as a director of the Company since 1990.

     No Nominee is or has been employed in his or her principal occupation or employment during the past five years by the Company or other organization that is a parent, subsidiary or affiliate of the Company, other than Mr. Caveney and Mr. Wicks whose relationships are as described above.

     The following table sets forth, as of February 27, 1998, the beneficial ownership of Common Shares of the Company by each Nominee. No Nominee owns any of the Company's Preferred Shares.

                                     AMOUNT AND NATURE OF     PERCENT OF CLASS
               NAME                  BENEFICIAL OWNERSHIP    BENEFICIALLY HELD
               ----                  --------------------    ------------------
James L. Anderson..................         1,924                    *
Jean E. Auer.......................           800                    *
William V. Caveney.................         7,950                    *
N.P. Dodge, Jr.....................         3,600                    *
Robert F. Kathol...................         1,250                    *
Lloyd E. Ross......................           457                    *
Floyd E. Wicks.....................         2,656                    *

---------------

* Less than one percent

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     During 1997, to the knowledge of the Company, all reports required by
Section 16(a) of the Exchange Act were timely filed.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Kirkpatrick, Pettis, Smith, Polian Inc., of which Robert F. Kathol is an Executive Vice President, has served, at various times in the past five years, as co-manager of the Company's offerings of Common Shares and as co-agent on the Company's debt issuances. A subsidiary, KPM Investment Management, Inc., had also been, until December, 1995, the Company's 401(k) Plan investment manager. Neither Kirkpatrick, Pettis, Smith, Polian Inc. nor its subsidiaries currently provide any services to the Company.

     The Board of Directors has an Audit Committee, a Nominating Committee, a Compensation Committee and a Business Opportunities Committee. The Audit Committee provides advice and assistance to the Board of Directors on accounting and financial reporting practices of the Company. It reviews the scope of audit work and findings of the firm of independent public accountants who serve as auditors of the Company and also monitors the work of the Company's internal auditors. It also reviews the qualifications of and recommends to the Board of Directors a firm of independent auditors and reviews and approves fees charged by the independent auditors. The Nominating Committee assesses qualifications of and makes recommendations as to candidates to fill vacancies on the Board of Directors. The Nominating Committee will consider nominations of persons for election to the Board of Directors recommended by shareholders. In order to submit a nomination to the Nominating Committee, such nomination must be submitted in writing and addressed to the Office of the Secretary at the Company's corporate headquarters. The Compensation Committee reviews and makes recommendations to the Board of Directors as to appropriate compensation for the President and other executive officers of the Company and determines the awards to be made under the Company's Key Executive Long-Term Incentive Plan (see table and accompanying footnotes on page 33). The Business Opportunities Committee reviews potential changes to the regulated and non-regulated operations of the Company including acquisitions, divestitures, joint ventures and partnerships and makes recommendations to the Board of Directors as to the financial and operational integrity of such changes. There is no Executive Committee.

     Outside directors (presently all directors except Messrs. Caveney and Wicks) are currently paid an annual retainer, payable monthly, of $15,000. In addition, each such director receives a $1,000 fee for each meeting attended, although the regular and organizational meetings of the board in April are deemed one meeting for purposes of the per-meeting fee. In addition each outside director who is a member of the Compensation Committee, Nominating Committee, Audit Committee or Business Opportunities Committee receives a $500 fee for each meeting attended and the chairperson of each committee, if an outside director, receives an additional fee of $250 for each committee meeting attended.

     Chairman of the Board Caveney earned $50,000 as chairman during 1997. President Wicks was compensated as an officer of the Company. Neither Mr. Caveney nor Mr. Wicks received separate compensation as directors.

     During 1997, directors met as a board 4 times. The Audit Committee, consisting of Jean E. Auer, N.P. Dodge, Jr. and Robert F. Kathol met 4 times in 1997; the Compensation Committee, consisting of W.V. Caveney, James L. Anderson, Jean E. Auer, N.P. Dodge, Jr., Lloyd E. Ross and Robert F. Kathol met 3 times in 1997; the Nominating Committee, consisting of Jean E. Auer, Lloyd E. Ross and Floyd E. Wicks, met twice during 1997; and the Business Opportunities Committee, consisting of Lloyd E. Ross, James L. Anderson, Jean E. Auer, W.V. Caveney and Floyd E. Wicks, met once in 1997. No director attended less than 75% of the board meetings and other committee meetings on which such director serves.

                               EXECUTIVE OFFICERS
                EXPERIENCE, SECURITY OWNERSHIP AND COMPENSATION

     In addition to Chairman Caveney (information about whose business experience and beneficial share ownership is set forth on page 29), the Company had seven executive officers as of December 31, 1997. Two additional executive officers were elected in January 1998. Information regarding the identities, business experience and beneficial ownership of shares of such individuals is shown in the following table and footnotes thereto:

                                                                        HELD         COMMON SHARES    PERCENT
                      PRINCIPAL OCCUPATION AND EXPERIENCE           SUCH POSITION    BENEFICIALLY       OF
        NAME              DURING THE PAST FIVE YEARS         AGE        SINCE            OWNED         CLASS
        ----          -----------------------------------    ---    -------------    -------------    -------
Floyd E. Wicks        President and Chief Executive          54         4/92             2,656           *
                      Officer
McClellan Harris III  Vice President -- Finance, Chief       45         4/97               877           *
                      Financial Officer, Treasurer and
                      Corporate Secretary(1)
Joel A. Dickson       Vice President -- Business             45         4/97             3,952           *
                      Development(2)
Joseph F. Young       Vice President -- Regulatory           52         4/94            10,525           *
                      Affairs(3)
Donald K. Saddoris    Vice President -- Customer Service     54         4/94             3,036           *
                      of Region I(4)
Randell J. Vogel      Vice President -- Customer and         62         4/94             1,348           *
                      Operations Support and Vice
                      President -- Customer Service of
                      Region II(5)
James B. Gallagher    Vice President -- Customer Service     43         4/97             1,690           *
                      of Region III(6)
Denise L. Kruger      Vice President -- Quality              33         1/98               761           *
                      Assurance(7)
Susan L. Conway       Vice President -- Regulatory           36         1/98             1,076           *
                      Affairs(8)

---------------

 *  Denotes less than one percent

(1) Vice President and Treasurer from 10/96, Treasurer from 4/94 to 9/96 and Director of Financial Management from 6/90 to 3/94.

(2) Vice President -- Regulatory Affairs and Utility Business Development from 6/90 to 3/94 and Vice President -- Customer Service of Region III from 4/94 to 3/97.

(3) Assistant Vice President for Conservation Management and Governmental Affairs from 4/92 to 3/94.

(4) Director of Operations -- Northern/Coastal Division from 5/90 to 3/94.

(5) Vice President of Administration from 2/93 to 3/94. Also serving in the capacity of Vice President -- Customer Service in Region II since May 1997.

(6) Secretary, Treasurer and Chief Financial Officer from 10/90 to 3/94, and Vice President -- Finance, Chief Financial Officer and Secretary from 4/94-3/97.

(7) Manager -- Quality Assurance from 1/97 and Water Quality Manager from 10/92.

(8) Manager -- Regulatory Affairs from 2/90.

     Directors and executive officers of the Company as a group beneficially own 41,902 Common Shares of the Company, which is less than one percent of the total shares outstanding. No director or executive officer of the Company owns any of the Company's outstanding Preferred Shares.

     The following table sets forth information on compensation of the Company's Chief Executive Officer and its four most highly compensated executive officers for the three most recent calendar years:

                                                                    LONG TERM
                                                                   COMPENSATION
                                                                   ------------
                                                       ANNUAL        PAYOUTS
                                                    COMPENSATION   ------------   ALL OTHER
                                                    ------------       LTIP      COMPENSATION
        NAME AND PRINCIPAL POSITION           YEAR   SALARY (1)     PAYOUTS(2)       (3)
        ---------------------------           ----  ------------   ------------  ------------
Floyd E. Wicks --                             1997    $297,992                     $  8,521
  President and Chief Executive Officer       1996     279,054                       28,910
                                              1995     263,584                        4,767

Randell J. Vogel --                           1997     171,735                        6,308
  Vice President of Customer and              1996     157,349                       19,250
  Operations Support                          1995     143,699                        4,322

Joel A. Dickson --                            1997     170,909                        7,361
  Vice President -- Business Development      1996     154,626                       19,682
                                              1995     147,039                        4,548

Donald K. Saddoris --                         1997     151,705                        6,840
  Vice President -- Customer Service of       1996     145,744                        6,246
  Region I                                    1995     111,876                        2,487

James B. Gallagher --                         1997     143,101                        6,462
  Vice President -- Customer Service of       1996     136,609                       18,795
  Region III                                  1995     128,167                        2,016

---------------

(1) The executive officers of the Company receive certain perquisites, including the personal use of a Company vehicle and personal computer. However, the aggregate amount of such perquisites received by each named officer does not, in the case of any such named officer, exceed 10% of the total annual salary of such officer.

(2) The Company has a Key Executive Long-Term Incentive Plan, the provisions of which became effective on January 1, 1995. Any payouts, which are made in cash and/or Common Shares of the Company, would not occur prior to 1998 for the three-year performance cycle beginning January 1, 1995, except in certain circumstances provided in the Plan.

(3) Includes Company payment of premium on business travel and accident policy of $39 per person per year and Company payment of the premium on group life insurance of $150 per person per year and, in 1996 only, a special award authorized by the Board of Directors. The balance represents the Company's matching contribution to the 401(k) Plan for the benefit of the named officer.

     The Company currently has no other bonus, profit sharing, stock option, stock appreciation right or other remunerative program (other than pension and welfare benefits) in effect. The Company implemented a Key Executive Long Term Incentive Plan (the "Plan") effective as of January 1, 1995 (see footnote 2 above). The following table sets forth information about this Plan for the three-year performance cycle that began January 1, 1997.

                                                          PERFORMANCE     ESTIMATED FUTURE PAYOUTS UNDER
                                                            OR OTHER       NON-STOCK PRICE-BASED PLANS
                                                          PERIOD UNTIL                 (2)
                                                           MATURATION    --------------------------------
                                                           OR PAYOUT     THRESHOLD    TARGET     MAXIMUM
              NAME AND PRINCIPAL POSITION                     (1)           ($)       ($)(4)     ($)(3)
              ---------------------------                 ------------   ----------   -------   ---------
Floyd E. Wicks --                                           3 years       $16,500       N/A     $110,000
  President and Chief Executive Officer
Joel A. Dickson --                                          3 years         7,750       N/A       46,500
  Vice President -- Business Development
Donald K. Saddoris --                                       3 years         6,900       N/A       41,400
  Vice President -- Customer Service of Region I
Randell J. Vogel --                                         3 years         7,800       N/A       46,800
  Vice President -- Customer and Operations Support
James B. Gallagher --                                       3 years         6,725       N/A       40,350
  Vice President -- Customer Service of Region III

---------------

(1) It is intended, but not required, under the Company's Key Executive Long-Term Incentive Plan that a three-year performance cycle (as such cycle is defined in the Plan, the "Performance Cycle") until payout of the awards under the Plan will begin to run at the start of each calendar year. The information presented in the table above is for the three-year performance cycle that began January 1, 1997. Payment of awards is to be made as soon as practicable after the end of the Performance Cycle to which they relate. If Termination of Service (as defined in the Plan) of a participant occurs during a Performance Cycle for any reason other than death, disability, normal retirement or early retirement, the participant will forfeit the opportunity to receive an award for that Performance Cycle. If a participant dies, becomes disabled or retires during a Performance Cycle, the participant will be eligible to receive a pro rata award (based on the number of days the participant was employed substantially full-time during that Performance Cycle) for that Performance Cycle. The Plan also contains provisions for the payment of awards if there is a change of control of the Company (as defined in the Plan) before the end of a Performance Cycle.

(2) Awards under the Plan are established as a percentage of each Plan participant's annual base salary and are payable in cash and/or Company Common Shares. Awards for the Performance Cycle that began in 1997 will be based on the Company's ranking, expressed as a percentile, for growth in earnings per share and total shareholder return relative to the corresponding measures for the companies that comprise the Peer Group referred to on page 38. A ranking below the 40th percentile among the companies in the Peer Group with respect to either performance measure will result in no award with respect to that measure, while the maximum award for either performance measure will be paid for a ranking at or above the 75th percentile with respect to that measure. Awards will be reduced if the Company's return on equity falls more than 50 basis points below the Company's Authorized Rate of Return (as defined in the Plan), and awards will not be paid at all if the Company's share price at the end of a Performance Cycle is less than 80% of its price at the beginning of that cycle.

(3) Figures listed represent the amount of awards that would be payable to the executives if the Company were to achieve a ranking among the Peer Group at the 40th percentile (Threshold) and for any percentile at or above the 75th percentile (Maximum) for each of the performance measures. The Plan also specifies awards for performance at the 50th and 60th percentiles with respect to each of the performance measures. Awards for performance at percentiles between such stated percentiles will be calculated by linear interpolation.

(4) Participants in the Plan are not assigned a "target" award. Rather, awards are variable depending upon the Company's performance with respect to each of the performance measures for the Performance Cycle (see footnote (3) above).

                                  PENSION PLAN

     The Company maintains a noncontributory, defined benefit pension plan. Benefits are determined under a formula applied uniformly to all employees, regardless of position, and amounts depend on length of service and the average of the five highest consecutive years of compensation earned. For purposes of pension calculations, compensation includes salary and all other compensation but excludes the value of personal use of Company vehicles and other perquisites. An employee who terminates employment after having at least five years of service with the Company has a vested interest in the plan.

     Annual benefits payable at retirement (at age 65 or beyond) are reduced by a percentage of primary social security benefits based upon years of credited service and are payable monthly. The following table illustrates the estimated annual benefits payable upon retirement for persons in the earnings classifications with years of service as shown, excluding the Social Security deduction, for employees in the Southern California Water Company Pension Plan and the Southern California Water Company Pension Restoration Plan.

    AVERAGE ANNUAL                     BENEFITS BASED ON LENGTH OF SERVICE
  SALARY FOR HIGHEST     ---------------------------------------------------------------
CONSECUTIVE FIVE YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS   40 YEARS
----------------------   --------   --------   --------   --------   --------   --------
       $ 75,000          $22,500    $ 30,000   $ 37,500   $ 45,000   $ 52,500   $ 60,000
        100,000           30,000      40,000     50,000     60,000     70,000     80,000
        125,000           37,500      50,000     62,500     75,000     87,500    100,000
        150,000           45,000      60,000     75,000     90,000    105,000    120,000
        175,000           52,500      70,000     87,500    105,000    122,500    140,000
        200,000           60,000      80,000    100,000    120,000    140,000    160,000
        225,000           67,500      90,000    112,500    135,000    157,500    180,000
        250,000           75,000     100,000    125,000    150,000    175,000    200,000
        275,000           82,500     110,000    137,500    165,000    192,500    220,000
        300,000           90,000     120,000    150,000    180,000    210,000    240,000

     The executive officers of the Company in 1997 not presently receiving pension benefits have the following credited years of service under the pension plan: Floyd E. Wicks -- 10; McClellan Harris III -- 7; Joel A. Dickson -- 7; Randell J. Vogel -- 5, James B. Gallagher -- 10, Joseph F. Young -- 20 and Donald K. Saddoris -- 30.

     The plan provides an early retirement option for those employees the sum of whose age and number of years of service equals at least 90.

     During 1997, the Company adopted the Southern California Water Company Pension Restoration Plan, the purpose of which is to supplement retirement benefits payable to certain participants in the Southern California Water Company Pension Plan by making up benefits which are reduced by virtue of Sections 401(a)(17) or 415 of the Internal Revenue Code of 1986, as amended.

     The Company has a Retirement Plan for Non-Employee Directors (the "Non-Employee Directors Plan") of the Company. This Non-Employee Directors Plan provides annual benefits to an eligible director in an amount equal to the annual retainer in effect at the director's date of retirement. Benefits are payable in monthly installments for a period equal to the shortest of (a) the period he or she was a director or (b) 10 years. In the case of a director's death, benefits will continue to be received by that director's surviving spouse for the remaining period for which the director would have been entitled to receive benefits except for death. Benefits are payable to directors after the age of 62 and after retirement from the Board, except that a director who ceases to be a director before attaining age 62 because of ill health or death may receive benefits immediately after retirement from the Board, or at such later date as he or she may request. Directors who are "removed for cause" are not eligible for benefits under the Non-Employee Directors Plan. As a condition of participation in the Non-Employee Directors Plan, an eligible director must agree to retire from the Board at the annual shareholders' meeting occurring on or next following such director's 72nd birthday, and to accept nomination as a director if requested by the Board (and to serve if so nominated) for at least 10 years after his or her first election to the Board.

            DEFERRED COMPENSATION PLAN FOR DIRECTORS AND EXECUTIVES

     Under the Company's Deferred Compensation Plan for Directors and Executives, directors and eligible officers and employees are entitled to defer all, in the case of directors, or a portion, in the case of officers and employees, of their compensation until specified times after the deferral. Interest accrues on amounts deferred under this plan.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee's report on executive compensation is set forth below. Mr. William V. Caveney, a member of this Committee and Chairman of the Board of Directors, is, in his capacity as Chairman, an officer of the Company. Mr. Caveney does not actively participate in the daily operation of the Company, duties as to which are the responsibility of Mr. Wicks, President and Chief Executive Officer of the Company. The Compensation Committee does not recommend or determine Mr. Caveney's compensation as Chairman of the Board. No other member of this Committee is a current or former officer or employee of the Company or any of its subsidiaries or affiliates.

     All of the Company's directors except Mr. Wicks are members of the Compensation Committee. Mr. Kathol is Executive Vice President of Kirkpatrick, Pettis, Smith, Polian Inc., which has served as co-manager of the Company's Common Share offerings and as co-agent on the Company's debt sales in the past. The firm of Kirkpatrick, Pettis, Smith, Polian Inc. and its subsidiaries do not currently provide any services to the Company.

                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee consists of all directors who are not employees of the Company. As of January 1, 1997, the Committee was composed of Directors Auer, Caveney, Clark, Dodge, Kathol and Ross. Mr. Clark retired from the Committee in April 1997, when he retired from the Board of Directors. The Committee is currently composed of Directors Anderson, Auer, Caveney, Dodge, Kathol and Ross. The primary responsibility of the Committee is to review and make recommendations as to the appropriate level of compensation for the executive officers of the Company, excluding the Chairman of the Board. In April 1997, the Committee submitted its recommendations for the executive officers and those recommendations were adopted by the Board of Directors without modification.

     The Committee has established as its objective the design and implementation of a compensation program for executives that will (i) provide fair, equitable and reasonable compensation, (ii) reward excellent job performance and abilities, and (iii) attract, retain and motivate talented and experienced executives. In making its recommendations to the Board, the Committee takes into account the fact that executive salaries are routinely reviewed for reasonableness by the CPUC. Moreover, the Committee recognizes that, as a regulated public utility, financial performance of the Company is constrained by and dependent upon not only the regulatory process but a number of other factors beyond the Company's immediate control, such as weather, water quality and water supply. As a result, executive compensation is based on a number of subjective and objective factors beyond the recent financial performance of the Company.

     The principal vehicle for compensation of executives has been and remains salary. Annual increases, after consideration of all relevant factors, allows for annual adjustments and avoids wide fluctuations in compensation from year to year. However, the Committee also believes the additional compensation which can be earned under the provisions of the Key Executive Long-Term Incentive Plan are also important in assisting the Committee to meet its objectives.

     In determining individual compensation, the Committee considers the executive officer's duties, the quality of his or her performance of those duties, the importance of the position and the contribution that each individual has made to the Company's overall performance as well as its strategic positioning for the future. The Committee also considers whether an executive officer's duties have expended or otherwise materially changed from the previous year, the officer's experience and value to the Company and the extent and frequency of prior adjustments to that officer's salary.

     In order to set salaries of the executive officers at competitive and reasonable levels, the Committee relies upon information provided to it by internal and independent sources regarding the salaries of other major water companies located locally and throughout the United States, the rate of inflation, and the assessment of Mr. Wicks as to the performance of each executive officer in meeting personal and job-related goals.

     As with the compensation of the Company's other executive officers, the Committee has chosen not to adopt a direct formula approach to determining the compensation of Mr. Wicks. Based on the same factors as reviewed for other of the Company's executive officers as well as Mr. Wicks' progress in addressing local and industry-wide issues facing the water utility industry, the Committee recommended and the Board authorized that Mr. Wicks' annual salary be set at $300,000.

     The Committee has reviewed the Company's compensation structure in light of
Section 162(m) of the Internal Revenue Code which limits, subject to limited exceptions, the amount of compensation that the Company may deduct from its taxable income for any year to $1,000,000 for any of its five most highly compensated executives. In 1997, no executive officer's compensation exceeded the limitation set by Section 162(m), and therefore such limitation is presently inapplicable to the Company. The Committee will address this limitation if and when it becomes meaningful.

                           The Compensation Committee

        James L. Anderson           Jean E. Auer
        William V. Caveney          N.P. Dodge, Jr.
        Robert F. Kathol            Lloyd E. Ross

                               PERFORMANCE GRAPH

     The graph below compares the performance of the Company to that of (1) the Standard & Poor's 500 Stock Index and (2) a Peer Group Index developed by the Company for the Key Executive Long-Term Incentive Plan.

     The seven water companies which comprise the peer group index described above are: Aquarion Corp., Consumers Water Company, California Water Service Group, E'Town Corp., Philadelphia Suburban Corp., SJW Corp. and United Water Resources, Inc.

     The graph below shows the total return to shareholders for the last five years of an initial investment of $100 made on December 31, 1992 and assuming reinvestment of all dividends. As with any investment, the historical performance reflected in the performance graph is not necessarily indicative of future performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
       AMONG SOUTHERN CALIFORNIA WATER COMPANY, THE S & P 500 STOCK INDEX
                               AND A PEER GROUP.

        MEASUREMENT PERIOD           SOUTHERN CALIF.      PEER GROUP           S&P 500
      (FISCAL YEAR COVERED)             WATER CO.
12/92                                             100                100                100
12/93                                             115                114                110
12/94                                              99                108                112
12/95                                             122                122                153
12/96                                             139                159                189
12/97                                             170                219                252

---------------

* $100 Invested on 12/31/92 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information with respect to the beneficial owners of more than five percent of any class of the Company's voting securities on February 27, 1998 based upon public information known to the Company.

          NAME AND ADDRESS OF                                   AMOUNT AND NATURE      PERCENT
           BENEFICIAL OWNER                TITLE OF CLASS    OF BENEFICIAL OWNERSHIP   OF CLASS
          -------------------            ------------------  -----------------------   --------
Massachusetts Mutual Life Insurance Co.   Preferred Shares      12,000 -- Direct        14.1%
  1295 State Street
  Springfield, MA
J.P. Morgan & Co., Incorporated            Common Shares       472,000 -- Direct         5.2%
  60 Wall Street
  New York, NY

     The Company undertakes, on written request, to provide, without charge, to each person from whom the accompanying proxy is solicited, with a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 as filed with the Securities and Exchange Commission, including the financial statements and schedules. Requests should be addressed to Southern California Water Company, 630 East Foothill Boulevard, San Dimas, California 91773,
Attention: Office of the Secretary.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP served as the Company's independent public accountants for the year ended December 31, 1997. No accounting firm has been selected for the current year. The Board of Directors normally selects the public accountants for each year in July of that year. Representatives of Arthur Andersen LLP will be at the Annual Meeting of Shareholders and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     Management of the Company knows of no business, other than that mentioned above, to be transacted at the Annual Meeting, but if other matters do properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in regard thereto in accordance with their judgment, and discretionary authority to do so is included in the proxy. Whether or not you intend to be present at the meeting, you are urged to complete, sign and return your proxy promptly.

                       PROPOSALS FOR NEXT ANNUAL MEETING

     Any proposal which a shareholder intends to present at the next Annual Meeting of Shareholders, which, if the proposal for a holding company is approved, will be an Annual Meeting of HoldingCo held on the last Tuesday in April 1999, must be received at the principal executive office of HoldingCo, which is the same as the principal office of the Company, by November 13, 1998 if such proposal is to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. In addition, HoldingCo's bylaws contain separate notice requirements applicable to the bringing of business before the Annual Meeting of Shareholders by a shareholder of HoldingCo. The Company and, if the proposal to form a holding company is approved, the HoldingCo will maintain at their principal executive offices in San Dimas, California, a copy of their bylaws, as amended, which bylaws will be open to inspection by shareholders at all reasonable times during office hours.

                                                                       EXHIBIT A

                          FORM OF AGREEMENT OF MERGER

     THIS AGREEMENT OF MERGER (this "Agreement") is made as of           , 1998,
by and among SOUTHERN CALIFORNIA WATER COMPANY, a California corporation ("SCW"), SCW ACQUISITION CORP., a California corporation ("MergeCo"), and AMERICAN STATES WATER COMPANY, ("HoldingCo"), a California corporation, with reference to the following facts:

          A. SCW has authorized capital consisting of (i) 30,000,000 shares of Common Stock, with par value of $2.50 per share ("SCW Common Stock"), of
     which           shares have been issued and are outstanding; (ii) 83,200
     shares of Preferred Stock (the "SCW Preferred Stock"), with par value of $25.00 per share, of which 32,000 shares of the 4% Series have been issued and are outstanding, 32,000 shares of the 4 1/4% Series have been issued and are outstanding, and 19,200 of the 5% Series have been issued and are outstanding; and (iii) 150,000 shares of Preferred Stock, with a Par Value of $100 per share, none of which have been issued.

          B. MergeCo has authorized capital consisting of 1,000 shares of Common Stock, with no par value per share ("MergeCo Common Stock"), 100 shares of which have been issued and are outstanding and are beneficially owned of record by HoldingCo.

          C. HoldingCo has authorized capital consisting of (i) 30,000,000 shares of Common Stock, no par value and a stated value of $2.50 per share ("HoldingCo Common Stock"), of which 100 shares are issued and outstanding and beneficially owned of record by SCW, (ii) 83,200 shares of Preferred Stock (the "HoldingCo Preferred Stock"), with par value of $25.00 per share, of which 32,000 shares are of the 4% Series, 32,000 shares are of the 4 1/4% Series, and 19,200 shares are of the 5% Series, and none of which shares have been issued or are outstanding; and (iii) 150,000 shares of New Preferred Stock, with no par value and a stated value of $100 per share, none of which have been issued or are outstanding.

          D. The Boards of Directors of the respective parties hereto deem it advisable to merge MergeCo with and into SCW in accordance with the California General Corporation Law (the "CGCL") and this Agreement for the purpose of establishing HoldingCo as the parent corporation of SCW in a transaction intended to qualify as a reorganization within the meaning of
     Section 368 of the Internal Revenue Code of 1986, as amended.

        NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties agree that (i) MergeCo shall be merged with and into SCW, (ii) SCW shall be the corporation surviving such merger, and (iii) the terms and conditions of such merger, the mode of carrying it into effect, and the manner of converting and exchanging shares of capital stock shall be as follows:

                                   ARTICLE 1

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, MergeCo shall be merged (the "Merger") with and into SCW at the Effective Time (as defined below). Following the Merger, the separate corporate existence of MergeCo shall cease and SCW shall continue as the surviving corporation (SCW, as the surviving corporation, being sometimes referred to herein as the "Surviving Corporation"), and shall succeed to and assume all the rights and obligations of SCW and of MergeCo in accordance with the CGCL.

     1.2 Closing. The closing of the Merger shall take place at 10:00 a.m. on a date specified by the parties (the "Closing Date"), at the offices of O'Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California 90071.

     1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the California Secretary of State (i) a copy of this Agreement of Merger, (ii) an officer's certificate for each of MergeCo and SCW, and (iii) a certificate of satisfaction of the California Franchise Tax Board for MergeCo, all as required by Section 1103 of the CGCL (such documents, the "Merger Documents"), and shall make all other filings or recordings required under the CGCL. The Merger shall become effective at such time as the Merger Documents are duly filed with the California Secretary of State (the date and time of such filing, being the "Effective Time").

     1.4  Effects of the Merger. The Merger shall have the effects set forth in
Section 1107 of the CGCL and all other effects specified in the applicable provisions of the CGCL.

                                   ARTICLE 2

                   TERMS OF CONVERSION AND EXCHANGE OF SHARES

     At the Effective Time:

     2.1 SCW Common Stock. Each share of SCW Common Stock or fraction thereof issued and outstanding immediately prior to the Merger shall be automatically changed and converted into one share of HoldingCo Common Stock or fraction thereof, which shall thereupon be issued and fully-paid and non-assessable.

     2.2 SCW Preferred Stock. Each share of each series of SCW Preferred Stock issued and outstanding immediately prior to the Merger shall be automatically changed and converted into the same number of shares of the same series of HoldingCo Preferred Stock, which shall thereupon be issued and fully-paid and non-assessable.

     2.3 MergeCo Shares. The shares of MergeCo Common Stock issued and outstanding immediately prior to the Merger shall be automatically changed and converted into all of the issued and outstanding shares of Common Stock of the Surviving Corporation, which shall thereupon be issued and fully-paid and non-assessable, with the effect that the number of issued and outstanding shares of Common Stock of the Surviving Corporation shall be the same as the number of issued and outstanding shares of MergeCo Common Stock immediately prior to the Effective Time.

     2.4 HoldingCo Shares. Each share of HoldingCo Common Stock owned or held by SCW immediately prior to the Merger shall be canceled.

                                   ARTICLE 3

                      ARTICLES OF INCORPORATION AND BYLAWS

     3.1 Articles of Incorporation. Upon the Effective Time and until amended or modified in accordance therewith or pursuant to applicable law, the articles of incorporation set forth as Appendix A hereto shall be the articles of incorporation of Surviving Corporation.

     3.2 Bylaws. Upon the Effective Time and until amended or modified in accordance therewith pursuant to applicable law, the bylaws of SCW in effect on the effective time shall be the bylaws of Surviving Corporation.

                                   ARTICLE 4

                             DIRECTORS AND OFFICERS

     4.1 Directors and Officers. The persons who are directors and officers of SCW immediately prior to the Merger shall continue as directors and officers, respectively, of the Surviving Corporation and shall continue to hold office as provided in the Bylaws of the Surviving Corporation. If, at or following the Effective Time, a vacancy shall exist in the Board of Directors or in the position of any officer of the Surviving Corporation, such vacancy may be filled in the manner provided in the Bylaws of the Surviving Corporation.

                                   ARTICLE 5

                               STOCK CERTIFICATES

     5.1 Pre-Merger SCW Common Share Certificates and SCW Preferred Shares Certificates. Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing SCW Common Shares or SCW Preferred Shares, as the case may be, may, but shall not be required to, surrender the same to HoldingCo for cancellation or transfer, and thereupon each such holder or transferee will be entitled to receive a certificate or certificates representing the same number of shares of Holding Common Shares or series of HoldingCo Preferred Shares, as the case may be, as the SCW Common Shares or series of SCW Preferred Shares previously represented by the stock certificate(s) so surrendered.

     5.2 Outstanding Certificates. Until surrendered or presented for transfer in accordance with Section 5.1 above, each outstanding stock certificate which, prior to the Effective Time, represented SCW Common Shares or a series of SCW Preferred Shares, as the case may be, shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of HoldingCo Common Shares or series of HoldingCo Preferred Shares, as the case my be, as though such surrender or transfer and exchange and taken place.

     5.3 SCW Stock Transfer Books. The stock transfer books for SCW Common Shares and each series of SCW Preferred Shares shall be deemed to be closed at the Effective Time such that no transfer of SCW Common Shares or any series of SCW Preferred Shares shall thereafter be made on such books.

     5.4 Post-Merger Rights of Holders. Following the Effective Time, the holders of certificates representing SCW Common Shares and each series of SCW Preferred Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to stock of the Surviving Corporation and their sole rights shall be with respect to the HoldingCo Common Shares or series of HoldingCo Preferred Shares, respectively, into which their SCW Common shares or series of SCW Preferred Shares shall have been converted in connection with the Merger.

                                   ARTICLE 6

                            CONDITIONS OF THE MERGER

     Completion of the Merger is subject to the satisfaction of the following conditions:

     6.1 SCW Shareholder Approval. The principal terms of this Agreement shall have been approved by shares constituting a majority of the combined voting power of the outstanding Common Shares and Preferred Shares. Each outstanding Common Share shall be entitled to one-tenth of a vote and each outstanding Preferred Share shall be entitled to one vote.

     6.2 HoldingCo Common Stock Listed. The HoldingCo Common Stock to be issued and to be reserved for issuance pursuant to the Merger shall have been approved for listing, upon official notice of issuance, by the New York Stock Exchange.

     6.3 CPUC Approval. The California Public Utilities Commission shall have approved the formation of a holding company structure for SCW pursuant to this agreement of merger in a form substantially similar to the Agreement, subject only to conditions deemed reasonable by the Board of Directors of SCW.

     6.4 Tax Opinion. The Company shall have received from O'Melveny & Myers LLP an opinion to the effect that the Merger will constitute a tax-free reorganization for federal income tax purposes.

                                   ARTICLE 7

                           AMENDMENT AND TERMINATION

     7.1 Amendment. Subject to applicable law, the parties to this Agreement, by mutual consent of their respective boards of directors, may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time before or after approval of this Agreement by the pre-Merger shareholders of SCW (as provided in Section 6.1 above).

     7.2 Termination. his Agreement may be terminated and the Merger and other transactions provided for by this Agreement may be abandoned at any time, whether before or after approval of this Agreement by the pre-Merger shareholders of SCW, by action of the board of directors of SCW if such board of directors determines for any reason that the completion of the transactions provided for herein would for any reason be inadvisable or not in the best interests of SCW or its shareholders.

                                   ARTICLE 8

                                 MISCELLANEOUS

     8.1 Approval of HoldingCo Shares. By its execution and delivery of this Agreement, SCW, as the sole pre-Merger shareholder of HoldingCo, consents to, approves and adopts this Agreement and approves the Merger, subject to approval of this Agreement by the pre-Merger shareholders of SCW and the satisfaction of all other conditions specified in Article 6 above.

     8.2 Approval of MergeCo Shares. By its execution and delivery of this Agreement, HoldingCo, as the sole pre-Merger shareholder of MergeCo, consents to, approves and adopts this Agreement and approves the Merger, subject to approval of this Agreement by the pre-Merger shareholders of SCW and the satisfaction of all other conditions specified in Article 6 above.

     IN WITNESS WHEREOF, SCW, HoldingCo and MergeCo, pursuant to approval and authorization duly given by resolutions adopted by their respective boards of directors, have each caused this Agreement to be executed by its chairman of the board or its president or one of its vice presidents and by its secretary or one of its assistant secretaries.

                                          SOUTHERN CALIFORNIA WATER COMPANY,
                                          a California corporation

                                          By:
                                          --------------------------------------

                                          Its:
                                          --------------------------------------

                                          By:
                                          --------------------------------------

                                          Its:
                                          --------------------------------------

                                          AMERICAN STATES WATER COMPANY
                                          a California corporation

                                          By:
                                          --------------------------------------

                                          Its:
                                          --------------------------------------

                                          By:
                                          --------------------------------------

                                          Its:
                                          --------------------------------------

                                          SCW ACQUISITION CORP.,
                                          a California corporation

                                          By:
                                          --------------------------------------

                                          Its:
                                          --------------------------------------

                                          By:
                                          --------------------------------------

                                          Its:
                                          --------------------------------------

                       APPENDIX A TO AGREEMENT OF MERGER

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                       SOUTHERN CALIFORNIA WATER COMPANY
                        (AS AMENDED             , 1998)

NAME

     One: The name of the corporation is SOUTHERN CALIFORNIA WATER COMPANY.

PURPOSE

     Two: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

AUTHORIZED SHARES

     Three: The total number of shares which the corporation is authorized to issue is 1,000 shares of Common Stock.

DIRECTOR LIABILITY

     Four: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California Law.

INDEMNIFICATION OF AGENTS

     Five: The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

                                                                       EXHIBIT B

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                         AMERICAN STATES WATER COMPANY

                                   ARTICLE I

     The name of this Corporation is American States Water Company.

                                   ARTICLE II

     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

     The name and address of this Corporation's initial agent for service of process is McClellan Harris III, 630 East Foothill Boulevard, San Dimas, California 91773.

                                   ARTICLE IV

     This Corporation is authorized to issue three classes of stock to be designated, respectively, "New Preferred Shares", "Preferred Shares", and "Common Shares". The total number of shares which this Corporation is authorized to issue is 30,233,200; 150,000 shares are to be New Preferred Shares with no par value and a stated value of $100 per share and an aggregate stated value of $15,000,000; 83,200 shares are to be Preferred Shares with a par value of $25 per share and an aggregate par value of $2,080,000; and 30,000,000 shares are to be Common Shares, no par value with a stated value of $2.50 per share and an aggregate stated value of $75,000,000.

     A statement of the preferences, privileges and restrictions granted to or imposed upon the respective classes or series of shares and/or upon the holders thereof is as follows:

          (1) Subject to the provisions of this Article IV, New Preferred Shares of any particular series shall be entitled to such voting rights, if any, as may be specified for shares of such series in the certificate of determination of preferences of such series filed as provided below; all Preferred Shares shall be entitled to voting rights on the basis of one vote per share; and all Common Shares shall be entitled to voting rights on the basis of one-tenth of one vote per share.

          (2) New Preferred Shares may be issued from time to time in one or more series. Each such series shall be so designated as to distinguish it from other series of New Preferred Shares and from series of Preferred Shares. Such designation may include an appropriate reference to the dividend rate and/or any other characteristics of such series. The Board of Directors is hereby authorized, within the limits of, but to the extent authorized by applicable law and within the limitations and restrictions, if any, stated in this Article IV, to fix or alter, from time to time, the dividend rights, dividend rate, conversion rights, voting rights, right and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences, or any of them, of any wholly unissued series of New Preferred Shares, and to fix the number of shares constituting any such unissued series, by a resolution or resolutions adopted by the Board of Directors in exercise of the authority hereby granted.

          (3) The Preferred Shares may be issued from time to time in any number of series. One such series shall (i) be and hereby is designated the "4 1/4% Series", (ii) consist of 32,000 shares, (iii) be entitled to dividends as provided in Paragraph (4) hereof at the rate of 4 1/4% per annum of the par value thereof, and

     (iv) be redeemable in the manner and otherwise upon the conditions provided in Paragraph (6) hereof by payment of a redemption price equal to the par value thereof and unpaid dividends accrued thereon to and including the date fixed for such redemption and a premium of $1.50 per share. Another such series of Preferred Shares shall (i) be and hereby is designated as the "4% Series", (ii) consist of 32,000 shares, (iii) be entitled to dividends as provided in Paragraph (4) hereof at the rate of 4% per annum of the par value thereof, and (iv) be redeemable in the manner and otherwise upon the conditions provided in Paragraph (6) hereof by payment of a redemption price equal to the par value thereof and unpaid dividends accrued thereon to and including the date fixed for such redemption and a premium of $2 per share. Except as to the foregoing particulars no distinction shall exist between any of the Preferred Shares or any series thereof, and all Preferred Shares, regardless of series, shall be of equal rank and priority.

          (4) The holders of the outstanding shares of the several and respective series of Preferred Shares shall be entitled to receive, out of any funds legally available therefor, dividends at the respective rates for the shares of said series, payable in cash quarterly on the first days of March, June, September and December in each year when and as declared by the Board of Directors of this Corporation. Such dividends shall accrue on each such share from the date of its original issuance and shall accrue from day to day whether or not earned or declared. Such dividends shall be cumulative so that if such dividends in respect of any quarterly dividend period at the respective rates fixed therefor shall not have been paid on, or declared and set apart for, all Preferred Shares of each series at the time outstanding, the deficiency shall be fully paid on or declared or set apart for such shares before any dividend or other distribution shall be paid upon or declared or set apart for the Common Shares. No such dividend shall be declared or paid upon or set apart for any outstanding shares of any one of said series unless at the same time such dividends on all outstanding Preferred Shares of all of said series shall be declared and paid in full or set apart for such payment.

          (5) In the event of the liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, the holders of the shares of the several and respective series of Preferred Shares shall be entitled to receive out of the assets of this Corporation, whether such assets are capital or surplus of any nature, an amount equal to the par value thereof plus all unpaid dividends accrued thereon to the date that such amount is made available for distribution to the holders thereof, and no more, or ratably from available assets if such assets are insufficient to permit payment to said holders of their full preferential amount aforesaid. Such amount shall be paid upon said shares, or shall be set apart for such payment, before any distribution is made or set apart for any Common Shares in any such liquidation, dissolution or winding up. A consolidation or merger of this Corporation with or into any other corporation or corporations shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Paragraph (5).

          (6) This Corporation, at the option of its Board of Directors, may at any time or from time to time redeem the whole or any part of the outstanding shares of any one or more series of the Preferred Shares by paying in cash therefor the amount payable upon the redemption thereof (such amount being hereinafter referred to as the "redemption price"). In case of the redemption of a part only of the outstanding shares of any series of Preferred Shares, this Corporation shall designate by lot, in such manner as the Board of Directors may determine, the shares to be redeemed. At least thirty (30) days' previous notice by mail, postage prepaid, shall be given to the holders of record of the shares to be redeemed, such notice to be addressed to each such shareholder at his post office address as shown by the records of this Corporation at the opening of business on the day of mailing such notice. If on or before the date fixed for redemption and specified in such notice funds necessary for such redemption shall have been set aside at the place designated in said notice so as to be and continue available therefor, then notwithstanding that the certificates evidencing any shares called for such redemption shall not have been surrendered, the dividends with respect to the shares so called for redemption shall cease to accrue after the said date fixed for redemption and all rights with respect to such shares shall forthwith after said date cease and determine except only the right of the holders thereof to receive payment of the redemption price, without interest, upon surrender of their certificates representing the redeemed shares. In case less than all the shares represented by any such surrendered certificate shall have been redeemed, a new certificate shall be issued for the unredeemed shares. Subject to the provisions hereof, the Board of Directors shall have authority to prescribe from time to time the manner in which the Preferred Shares shall be redeemed.

          (7) If at any time four (4) quarterly dividends (whether or not consecutive) which have accrued on the outstanding Preferred Shares pursuant to Paragraph (4) hereof shall be in arrears, then at the annual meeting of shareholders next following the fourth such quarterly dividend default, or, if such next annual meeting is not to be held within sixty
     (60) days following such default, at a special meeting of shareholders called for the purpose on the written request of the holders of not less than ten percent (10%) of the then outstanding Preferred Shares, the holders of said outstanding Preferred Shares shall be entitled, voting separately as a class (regardless of series), to elect the smallest number of directors of this Corporation which shall constitute a majority of the authorized number of such directors and the holders of the New Preferred Shares and the holders of the Common Shares, in accordance with their respective voting rights, shall be entitled to elect the remaining number of such authorized directors; which voting rights by said respective classes of shares shall continue until, but only until, all dividends which shall have accrued for any period under said Paragraph (4) upon the outstanding Preferred Shares shall have been paid or set apart for payment. At all meetings of shareholders held for the purpose of electing directors during such time as the holders of the Preferred Shares have the right, voting separately as a class, to elect directors pursuant to this Paragraph
     (7), the presence in person or by proxy of the holders of a majority of the outstanding Preferred Shares (regardless of series), shall be required to constitute a quorum of such class for the election of directors, and the presence in person or by proxy of the holders of a majority of the other outstanding shares entitled to vote at such meeting, as a separate class or classes in accordance with their respective voting rights, shall be required to constitute a quorum of such class for the election of directors; provided, however, that the absence of a quorum of the holders of outstanding shares of either such class or classes shall not prevent the election at any such meeting, or adjournment thereof, of directors by the other such class or classes if the necessary quorum of such other class or classes is present in person or by proxy at such meeting or adjournment; and provided further that in the event that at such meeting or adjournment such a quorum of the holders of classes other than the Preferred Shares is present and such quorum of the holders of the Preferred Shares is not present, then an election of the directors elected at such meeting or adjournment by the holders of classes other than the Preferred Shares shall not be effective and any directors so elected by such holders of classes other than the Preferred Shares shall not assume office until the holders of the Preferred Shares, with such a quorum present, shall elect the directors they are entitled to elect. In the event of an election of directors by holders of Preferred Shares pursuant to this Paragraph (7), the term of office as directors of all persons who are directors of this Corporation at the time of the accrual under this Paragraph (7) of the right of the holders of the Preferred Shares to elect directors shall terminate when the holders of the outstanding Preferred Shares shall have so elected directors. In case any vacancy shall occur among the directors elected as aforesaid by the holders of the Preferred Shares, or among the directors elected as aforesaid by the holders of classes other than the Preferred Shares, during any period for which a majority of the directors shall have been so elected by the holders of the Preferred Shares, such vacancy shall be filled by the vote of a majority of the remaining directors who were so elected by the holders of the Preferred Shares or by the holders of classes other than the Preferred Shares, as the case may be.

          (8) Without the approval of the holders of at least two-thirds of the outstanding Preferred Shares, given in person or by proxy, either by written consent or by vote as provided by law, this Corporation shall not

             (i) alter or amend the preferences, voting powers or other special rights or the qualifications, limitations and restrictions imposed in favor of any of the Preferred Shares so as adversely to affect any of the Preferred Shares then outstanding, or

             (ii) authorize or issue any shares of any class, or any securities convertible into shares of any class, ranking prior to the Preferred Shares as to dividends or assets; or

             (iii) reclassify any shares of any class ranking junior to or on a parity with the Preferred Shares into shares of any other class ranking prior to the Preferred Shares; or

             (iv) issue any shares of any class ranking on a parity with the Preferred Shares, unless in either case (a) the aggregate of the par or stated value of the Common Shares to be outstanding immediately after such issue, plus the surplus of this Corporation, all determined in accordance with accepted accounting practice, shall be at least equal to the par or stated value of all shares which rank prior to the Common Shares and which are to be outstanding immediately after such issue; (b) the net earnings of this Corporation, computed in accordance with accepted accounting practice (but after provision for all taxes based upon or measured by income, and after annual interest charges adjusted by provision for amortization of bond discount and expense or of premium on indebtedness, and also after deduction of depreciation as reported in the accounts of this Corporation as filed with the Public Utilities Commission of the State of California or other public authority of said State having jurisdiction to establish or approve the system of accounts of this Corporation), for a period of 12 consecutive calendar months out of the 15 calendar months immediately preceding the date of such issue shall have been at least equal to twice the aggregate of the annual dividend requirements on all shares of this Corporation which rank prior to the Common Shares and which are to be outstanding immediately after such issue, and (c) the net earnings of this Corporation, computed as above (but before interest charges as aforesaid and after deduction for depreciation and provision for all taxes as above), for said 12 months period, shall have been at least equal to one and one-half times the aggregate of all such interest charges and the annual dividend requirements on all shares of this Corporation which rank prior to the Common Shares and which are to be outstanding immediately after such issue.

          (9) Without the approval of the holders of a majority of the outstanding Preferred Shares, given in person or by proxy, by written consent or by vote as provided by law, this Corporation shall not (i) issue, assume, or guarantee any unsecured notes or obligations unless immediately thereafter the total principal amount of the unsecured indebtedness of this Corporation shall be less than 10% of the aggregate of the total principal amount of outstanding bonds or other securities representing secured indebtedness issued, assumed or guaranteed by this Corporation, plus its stated capital and surplus; provided, however, that the foregoing provisions of this Paragraph (9) shall not apply to any such notes or obligations which (a) represent liabilities incurred in the ordinary course of business or for construction or acquisition of capital assets or represent tax liability or liability incurred or accrued on account of customers' deposits, or (b) are issued to extend, renew, redeem or refund outstanding indebtedness of this Corporation in principal amount not less than the principal amount of such notes or obligations, or are issued to redeem or refund then outstanding Preferred Shares which have an aggregate par or stated value at least equal to the aggregate principal amount of such notes or obligations, or (ii) sell, convey, lease or otherwise dispose of all or substantially all of its assets, property or business, or consolidate or merge with or into any other corporation.

          (10) The approval of the holders of outstanding Preferred Shares which in any case may be required by the foregoing Paragraphs (8) and (9) for the taking of any action referred to in any of said paragraphs shall be in addition to any such approval of shareholders of this Corporation as may at the time be required by the laws of the State of California with respect to such action and no such action shall be taken without compliance with such laws of said State as are in effect at the time of taking of any such action.

          (11) For the purposes of Paragraphs (8)(iv) and (9)(i) hereof, the certificate or opinion of any independent certified or public accountant of recognized standing (who may be the accountant regularly retained by this Corporation), selected in good faith by the Board of Directors, shall be conclusive with respect to all questions of fact therein required to be determined.

          (12) Subject to the dividend preferences provided for herein for all shares of each other class at the time outstanding and to the restrictions set forth above and in this Paragraph (12), the Common Shares shall be entitled to receive dividends when and as declared by the Board of Directors out of any funds of this Corporation legally available therefor. After payment of the full preferential amounts hereinabove provided for all shares of each other class outstanding at the time of any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, all then remaining assets of this Corporation available for distribution to its shareholders shall be distributed ratably upon the Common Shares. No dividend shall be declared on the Common Shares which, after giving effect to such declaration, would reduce the Common Stock Equity of this Corporation as of the end of the calendar month last preceding that in which such dividend was declared to an amount less than 25% of the Total Capitalization of this Corporation as of the end of said last preceding month, except that any such dividend may be declared (a) which would reduce such Common Stock Equity to less than 25% but not less than 20% of such Total Capitalization if the amount of such dividend plus all dividends on the Common Shares declared during the 12 months period terminating at the end of such last preceding calendar month shall not exceed 75% of the net income of this Corporation applicable to its Common Shares for such period, or (b) which would reduce such Common Stock Equity to less than 20% of such Total Capitalization if the amount of such dividend plus all dividends on the Common Shares declared during said 12 months period shall not exceed 50% of the net income of this Corporation applicable to its Common Shares for such period; provided, however, that the foregoing restrictions of this sentence shall not apply to, nor in any way restrict, (a) the payment of any dividend on the Common Shares which is payable in shares of stock of this Corporation, or (b) any reclassification, subdivision, split-up or combination of the Common Shares, or (c) any transfer between the capital and surplus accounts of this Corporation in connection with any such reclassification, subdivisions, split-up or combination or payment of dividend in shares of stock of this Corporation. Common Stock Equity as herein used shall mean the aggregate of (i) par value or stated capital of all outstanding Common Shares, and (ii) the surplus (including capital surplus, paid-in surplus and earned surplus) as shown by the books of this Corporation after giving effect to the declaration of the proposed dividend, and (iii) premium on Common Shares; less the remaining balance of the amount of organization expenses, as shown on said books. Total Capitalization as herein used shall mean the aggregate of (i) Common Stock Equity, (ii) premium on and the par value or stated capital of all outstanding shares of this Corporation of any and all classes having preferences over the Common Shares as to dividends or assets, and (iii) the principal amount of all outstanding debt maturing more than 12 months after the close of said 12 months period, all as shown by the books of this Corporation; less the remaining balance of organization expenses, as shown on said books. Net Income as herein used shall be determined in accordance with accepted accounting practice (but after provision for all taxes based upon or measured by income, and after annual interest charges adjusted by provision for amortization of bond discount and expense or of premium on indebtedness, and also after deduction of depreciation for said 12 months period as reported in the accounts of this Corporation as filed with the Public Utilities Commission of the State of California or other public authority of said state having jurisdiction to establish or approve the system of accounts of this Corporation). Net Income applicable to Common Shares as herein used shall mean net income after deduction therefrom of all dividends payable for the period involved on all outstanding shares of any and all classes of this Corporation having preference over the Common Shares as to dividends or assets.

          (13) No Preferred Shares of this Corporation which have been reacquired in any manner by this Corporation after the original issue thereof shall ever again be reissued and all such shares so reacquired shall upon such reacquisition cease to be a part of the authorized shares of this Corporation.

          (14) Unless such action has been approved by the affirmative vote of at least a majority of the Continuing Directors (as defined below), without the approval of Common Shares, Preferred Shares and, unless otherwise provided in the certificate of determination for any series of New Preferred Shares, the New Preferred Shares representing in the aggregate at least 66 2/3% of the combined voting power of this Corporation's outstanding Common Shares, Preferred Shares and the New Preferred Shares, voting together as a single class, this Corporation shall not

             (i) subject to subparagraph (iii) below, sell, convey, lease or otherwise dispose of all or substantially all of its assets, property or business;

             (ii) approve the sale, conveyance, lease or other disposition by any subsidiary of this Corporation of all or substantially all of such subsidiary's assets, property or business;

             (iii) sell, transfer, convey or otherwise dispose of more than a majority of the outstanding capital stock of any subsidiary of the Corporation, if such subsidiary holds assets accounting for 50% or more of the Corporation's consolidated assets, other than to an entity the majority of the voting power of the capital stock or other equity interest of which is owned and controlled by this Corporation;

             (iv) consolidate or merge with or into any other corporation or other business entity, except if, immediately after such consolidation or merger, the shareholders of this Corporation immediately prior to such consolidation or merger will own more than 60% of the voting power of the outstanding capital stock or other equity interest of or in the surviving entity; or

             (v) approve the consolidation or merger of any subsidiary of this Corporation, if such subsidiary holds assets accounting for 50% or more of the Corporation's consolidated assets, with or into any other corporation or other business entity.

For purposes of this paragraph (14) of Article IV, the term "Continuing Directors" shall mean any member of the Board of Directors of the Corporation (while such person is a member of the Board) who (i) is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and (ii) either (A) was a member of the Board of Directors prior to the time any person became an Acquiring Person, or (B) became a member of the Board of Directors subsequent to the time any person became an Acquiring Person, if such person's nomination for election, or re-election, to the Board was recommended, or approved, by a majority of the Continuing Directors then in office. For purposes of the foregoing definition, (i) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect as of the date hereof; (ii) "Acquiring Person" shall mean any person or entity which, alone or together with all Affiliates and Associates of such person or entity, shall be the beneficial owner of 20% or more of the Corporation's voting stock, but shall not include
(1) an Exempt Person or (2) any person or entity who or which acquires 20% or more of the Corporation's voting stock in connection with a transaction or series of transactions approved prior to such transaction or transactions by the Board of Directors of the Corporation; provided that no person or entity shall become an Acquiring Person solely as a result of a reduction in the number of shares of the Corporation's voting stock outstanding, unless and until such person or entity shall thereafter become the beneficial owner of additional shares constituting 1% or more of the general voting power of the Corporation. "Exempt Person" shall mean the Corporation, any majority-owned subsidiary of the Corporation, and any employee benefit plan or employee stock plan of the Corporation, or any trust or other entity organized, established or holding Common Shares by, for or pursuant to, the terms of any such plan.

     (15) Another series of Preferred Shares shall have the following terms and provisions:

          (i) Designation. The designation of said series shall be "Preferred Shares, 5% Series".

          (ii) Number of Shares. The authorized number of shares constituting said Preferred Shares, 5% Series, shall be 19,200 shares.

          (iii) Dividend Rate. The dividend rate of said Preferred Shares, 5% Series, shall be, per share, 5% per annum of the share par value.

          (iv) Optional Redemption. The redemption prices of the shares of said series, when redeemed by this Corporation at the option of its Board of Directors, shall be an amount per share equal to the par value thereof and unpaid dividends accrued thereon to and including the date fixed for redemption, plus a premium of $.25 per share.

          (v) Sinking Fund for Mandatory Purchases or Redemptions. (a) So long as any of the Preferred Shares, 5% Series, shall be outstanding, this Corporation, as a sinking fund for the purchase or redemption thereof (hereinafter called the "Sinking Fund"), shall set aside in cash out of any moneys legally available therefor, after full payment or provision for payment of dividends on all outstanding

     Preferred Shares of all series and all other shares of this Corporation ranking prior to or on a parity with the Preferred Shares for all prior periods through the end of the last preceding quarterly dividend period for such Preferred Shares and such other shares, on September 5 of each year (hereinafter called the "Sinking Fund payment date"), a sum equal to two percent (2%) of the aggregate par value of the total number of Preferred Shares, 5% Series, theretofore issued. If on any Sinking Fund payment date the funds of this Corporation legally available therefor shall be insufficient to discharge in full the Sinking Fund requirement then accrued, funds to the extent legally available for such purpose shall be set aside for the Sinking Fund. Such Sinking Fund requirements shall be cumulative so that if for any year or years such requirements shall not be fully discharged as they accrue, funds legally available therefor, after such payment or provision for dividends, for each fiscal year thereafter shall be applied thereto until such requirements are fully discharged.

          (b) This Corporation at its option shall be entitled to use as a credit against its Sinking Fund requirement for any year, in an amount equal to the par value thereof, Preferred Shares, 5% Series, which this Corporation shall have theretofore acquired by purchase or redemption, otherwise than through the operation of the Sinking Fund, and for which credit shall not therefore have been taken against any Sinking Fund requirement.

          (c) On or before the 60th day next following each Sinking Fund payment date, the cash in the Sinking Fund shall be used to acquire Preferred Shares, 5% Series, by purchase, at a price or prices not exceeding the par value thereof, or by redemption at the par value thereof in the manner provided in Paragraph 6 of Article IV of the Articles of Incorporation of this Corporation, in each case plus an additional amount equal to accrued dividends thereon to the date of such purchase or redemption, which additional amount shall be paid from general funds of this Corporation legally available therefor and not from the Sinking Fund, or by both such purchase and such redemption. Upon retirement of all Preferred Shares, 5% Series, any cash remaining in the Sinking Fund in excess of that required to complete payment for any shares purchased or agreed to be purchased, or to redeem shares called for redemption through the operation of the Sinking Fund, shall become a part of the general funds of this Corporation.

                                   ARTICLE V

     The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.

                                   ARTICLE VI

     Notwithstanding any contrary provision of these Articles of Incorporation, any amendment or repeal of paragraph (14) of Article IV, this Article VI or any amendment to these Articles of Incorporation providing for a classified board shall require the affirmative vote of shares representing not less than 66 2/3% of the combined voting power of the outstanding Common Shares, Preferred Shares and, unless otherwise provided in the certificate of determination, the New Preferred Shares, voting together as a single class.

     Notwithstanding any contrary provision of these Articles of Incorporation, and except as otherwise expressly provided in the California Corporations Code, none of the following provisions of the Bylaws of the Company may be amended or repealed, except by a majority of the Board or by the shareholders upon the affirmative vote of shares representing at least 66 2/3% of the combined voting power of the outstanding Common Shares, Preferred Shares and, unless otherwise provided in the certificate of determination for any series of New Preferred Shares, the New Preferred Shares, voting together as a single class: (a) Section 2 of Article II, (b) Section 15 of Article II, and (c) Section 2 of Article III.

                                  ARTICLE VII

     In the event that the authorized number of directors shall be fixed with at least six (6) but less than nine (9) during any period of time that the Common Shares are listed on the New York Stock Exchange, the Board of Directors shall be divided into two classes, designated Class I and Class II. Each class shall consist of one-half of the directors or as close an approximation as possible. The initial term of office of the directors of Class I shall commence on the date that the Common Shares are listed on the New York Stock Exchange and shall expire at the annual meeting to be held during fiscal year 1999 and the initial term of office of the directors of Class II shall commence on the date that the Common Shares are listed on the New York Stock Exchange and shall expire at the annual meeting to be held during fiscal year 2000. At each subsequent annual meeting, each of the successors to the directors of the class whose term shall have expired at such annual meeting shall be elected for a term running until the second annual meeting next succeeding his or her election and until his or her successor shall have been duly elected and qualified, unless the Common Shares are no longer listed on the New York Stock Exchange.

     In the event that the authorized number of directors shall be fixed at nine
(9) or more during any period of time that the Common Shares are listed on the New York Stock Exchange, the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist of one-third of the directors or as close an approximation as possible. At each subsequent annual meeting, each of the successors to the directors of the class whose term shall have expired at such annual meeting shall be elected for a term running until the third annual meeting next succeeding his or her election until his or her successor shall have been duly elected and qualified, unless the Common Shares are no longer listed on the New York Stock Exchange.

     Notwithstanding the rule that the classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, resignation or removal.

     At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

     The effective date of the amendment adding this Article VII shall be the date on which the Common Shares are first listed on the New York Stock Exchange.

                                                                       EXHIBIT C

                                     BYLAWS

                           FOR THE REGULATION, EXCEPT
                      AS OTHERWISE PROVIDED BY STATUTE OR
                         ITS ARTICLES OF INCORPORATION,

                                       OF

                         AMERICAN STATES WATER COMPANY

                           (A CALIFORNIA CORPORATION)

                                   ARTICLE I
                                    OFFICES

     Section 1. Principal Executive Office. The corporation's principal executive office shall be fixed and located at such place as the Board of Directors (herein called the "Board") shall determine. The Board is granted full power and authority to change said principal executive office from one location to another.

     Section 2. Other Offices. Branch or subordinate offices may be established at any time by the Board at any place or places.

                                   ARTICLE II
                                  SHAREHOLDERS

     Section 1. Place of Meetings. Meetings of shareholders shall be held either at the principal executive office of the corporation or at any other place within or without the State of California which may be designated either by the Board or by the written consent of all persons entitled to vote thereat given either before or after the meeting and filed with the Secretary.

     Section 2. Special Meetings. Special meetings of the shareholders may be called at any time by the Board, the Chairman of the Board, the President or by the holders of shares entitled to cast not less than ten percent of the votes at such meeting. Upon request in writing to the Chairman of the Board, the President, any Vice President or the Secretary by any person (other than the Board) entitled to call a special meeting of shareholders, the officer forthwith shall cause notice to be given to the shareholders entitled to vote that a meeting will be held at a time requested by the person or persons calling the meeting, not less than thirty-five nor more than sixty days after the receipt of the request. Such request shall be made in accordance with applicable law and these Bylaws. If the notice is not given within twenty days after receipt of the request, the persons entitled to call the meeting may give the notice.

     Section 3. Annual Meetings. The annual meetings of shareholders shall be held on such date and at such time as may be fixed by the Board. At such meetings, directors shall be elected and any other proper business may be transacted in accordance with applicable law and these Bylaws.

     Section 4. Notice of Annual or Special Meetings. Written notice of each annual or special meeting of shareholders shall be given not less than ten nor more than sixty days before the date of the meeting to each shareholder entitled to vote thereat. Such notice shall state the place, date and hour of the meeting and (i) in the case of a special meeting, the general nature of the business to be transacted, and no other business may be transacted, or (ii) in the case of the annual meeting, those matters which the Board, at the time of the mailing of the notice, intends to present for action by the shareholders, but, subject to the provisions of applicable law and these Bylaws, any proper matter may be presented at the meeting for such action. The notice of any meeting at which directors are to be elected shall include the names of nominees intended at the time of the notice to be presented by management for election.

     Notice of a shareholders' meeting shall be given either personally or by mail or by other means of written communication, addressed to the shareholder at the address of such shareholder appearing on the books of the corporation or given by the shareholder to the corporation for the purpose of notice, or, if no such address appears or is given, at the place where the principal executive office of the corporation is located or by publication at least once in a newspaper of general circulation in the county in which the principal executive office is located. Notice by mail shall be deemed to have been given at the time a written notice is deposited in the United States mails, postage prepaid. Any other written notice shall be deemed to have been given at the time it is personally delivered to the recipient or is delivered to a common carrier for transmission, or actually transmitted by the person giving the notice by electronic means, to the recipient.

     Section 5. Quorum. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders. If a quorum is present, the affirmative vote of a majority of the shares represented and voting at the meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by law or by the Articles, except as provided in the following sentence. The shareholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

     Section 6. Adjourned Meetings and Notice Thereof. Any shareholders' meeting, whether or not a quorum is present, may be adjourned from time to time by the vote of shareholders entitled to exercise a majority of the voting power represented either in person or by proxy, but in the absence of a quorum (except as provided in Section 5 of this Article) no other business may be transacted at such meeting.

     It shall not be necessary to give any notice of the time and place of the adjourned meeting or of the business to be transacted thereat, other than by announcement at the meeting at which such adjournment is taken; provided, however, when any shareholders' meeting is adjourned for more than forty-five days or, if after adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given as in the case of an original meeting.

     Section 7. Voting. The shareholders entitled to notice of any meeting or to vote at such meeting shall be only persons in whose name shares stand on the stock records of the corporation on the record date determined in accordance with Section 8 of this Article.

     Subject to the following sentence and to the provisions of Section 708 of the California General Corporation Law, every shareholder entitled to vote at any election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit. No shareholder shall be entitled to cumulate votes for any candidate or candidates pursuant to the preceding sentence unless such candidate or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.

     Elections need not be by ballot; provided, however, that all elections for directors must be by ballot upon demand made by a shareholder at the meeting and before the voting begins.

     In any election of directors, the candidates receiving the highest number of votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares are elected.

     Voting shall in all cases be subject to the provisions of Chapter 7 of the California General Corporation Law, and to the following provisions:

          (a) Subject to clause (g), shares held by an administrator, executor, guardian, conservator or custodian may be voted by such holder either in person or by proxy, without a transfer of such shares into the holder's name; and shares standing in the name of a trustee may be voted by the trustee, either in person or by proxy, but no trustee shall be entitled to vote shares held by such trustee without a transfer of such shares into the trustee's name.

          (b) Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into the receiver's name if authority to do so is contained in the order of the court by which such receiver was appointed.

          (c) Subject to the provisions of Section 705 of the California General Corporation Law and except where otherwise agreed in writing between the parties, a shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

          (d) Shares standing in the name of a minor may be voted and the corporation may treat all rights incident thereto as exercisable by the minor, in person or by proxy, whether or not the corporation has notice, actual or constructive, of the nonage, unless a guardian of the minor's property has been appointed and written notice of such appointment given to the corporation.

          (e) Shares outstanding in the name of another corporation, domestic or foreign, may be voted by such officer, agent or proxyholder as the bylaws of such other corporation may prescribe or, in the absence of such provision, as the board of directors of such other corporation may determine or, in the absence of such determination, by the chairman of the board, president or any vice president of such other corporation, or by any other person authorized to do so by the chairman of the board, president or any vice president of such other corporation. Shares which are purported to be voted or any proxy purported to be executed in the name of a corporation (whether or not any title of the person signing is indicated) shall be presumed to be voted or the proxy executed in accordance with the provisions of this clause, unless the contrary is shown.

          (f) Shares of the corporation owned by any subsidiary shall not be entitled to vote on any matter.

          (g) Shares held by the corporation in a fiduciary capacity, and shares of the issuing corporation held in a fiduciary capacity by any subsidiary, shall not be entitled to vote on any matter, except to the extent that the settlor or beneficial owner possesses and exercises a right to vote or to give the corporation binding instructions as to how to vote such shares.

          (h) If shares stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, husband and wife as community property, tenants by the entirety, voting trustees, persons entitled to vote under a shareholder voting agreement or otherwise, or if two or more persons (including proxyholders) have the same fiduciary relationship respecting the same shares, unless the Secretary of the corporation is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:

             (i) If only one votes, such act binds all;

             (ii) If more than one vote, the act of the majority so voting binds all;

             (iii) If more than one vote, but the vote is evenly split on any particular matter each faction may vote the securities in question proportionately.

If the instrument is so filed or the registration of the shares shows that any such tenancy is held in unequal interests, a majority or even split for the purpose of this Section shall be a majority or even split in interest.

     Section 8. Record Date. The Board may fix, in advance, a record date for the determination of the shareholders entitled to notice of any meeting or to vote or entitled to receive payment of any dividend or other distribution, or any allotment of rights, or to exercise rights in respect of any other lawful action. The record date so fixed shall be not more than sixty days nor less than ten days prior to the date of the meeting nor more than sixty days prior to any other action. When a record date is so fixed, only shareholders of record on that date are entitled to notice of and to vote at the meeting or to receive the dividend, distribution, or allotment of rights, or to exercise of the rights, as the case may be, notwithstanding any transfer of shares on the books of the corporation after the record date. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting unless the Board fixes a new record date for the adjourned meeting. The Board shall fix a new record date if the meeting is adjourned for more than forty-five days.

     If no record date is fixed by the Board, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. The record date for determining shareholders for any purpose other than set forth in this
Section 8 or Section 10 of this Article shall be at the close of business on the day on which the Board adopts the resolution relating thereto, or the sixtieth day prior to the date of such other action, whichever is later.

     Section 9. Consent of Absentees. The transactions of any meeting of shareholders, however called and noticed, and wherever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting. Attendance of a person at a meeting shall constitute a waiver of notice of and presence at such meeting, except when the person objects, at the beginning of the meeting, to the transactions of any business because the meeting is not lawfully called or convened and except that attendance at a meeting is not waiver of any right to object to the consideration of matters required by the California General Corporation Law to be included in the notice but not so included, if such objection is expressly made at the meeting. Neither the business to be transacted at nor the purpose of any regular or special meeting of shareholders need to be specified in any written waiver of notice, consent to the holding of the meeting or approval of the minutes thereof, except as provided in Section 601(f) of the California General Corporation Law.

     Section 10. Action Without Meeting. Subject to Section 603 of the California General Corporation Law, any action which, under any provision of the California General Corporation Law, may be taken at any annual or special meeting of shareholders, may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Unless a record date for voting purposes be fixed as provided in Section 8 of this Article, the record date for determining shareholders entitled to give consent pursuant to this Section 10, when no prior action by the Board has been taken, shall be the day on which the first written consent is given.

     Section 11. Proxies. Every person entitled to vote shares has the right to do so either in person or by one or more persons authorized by a written proxy executed by such shareholder and filed with the Secretary. Any proxy duly executed is not revoked and continues in full force and effect until revoked by the person executing it prior to the vote pursuant thereto by a writing delivered to the corporation stating that the proxy is revoked or by a subsequent proxy executed by the person executing the prior proxy and presented to the meeting, or by attendance at the meeting and voting in person by the person executing the proxy; provided, however, that no proxy shall be valid after the expiration of eleven months from the date of its execution unless otherwise provided in the proxy.

     Section 12. Inspectors of Election. In advance of any meeting of shareholders, the Board may appoint inspectors of election to act at such meeting and any adjournment thereof. If inspectors of election be not so appointed, or if any persons so appointed fail to appear or refuse to act, the chairman of any such meeting may, and on the request of any shareholder or shareholder's proxy shall, make such appointment at the meeting. The number of inspectors shall be either one or three. If appointed at a meeting on the request of one or more shareholders or proxies, the majority of shares present shall determine whether one or three inspectors are to appointed.

     The duties of such inspectors shall be as prescribed by Section 707(b) of the California General Corporation Law and shall include: determining the number of shares outstanding and the voting power of each; determining the shares represented at the meeting; determining the existence of a quorum; determining the authenticity, validity and effect of proxies; receiving votes, ballots or consents; hearing and determining all challenges and questions in any way arising in connection with the right to vote; counting and tabulating all votes or consents; determining when the polls shall close; determining the result; and doing such acts as may be proper to conduct the election or vote with fairness to all shareholders. If there are three inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all.

     Section 13. Conduct of Meeting. The Chairman of the Board shall preside as chairman at all meetings of the shareholders. The chairman shall conduct each such meeting in a businesslike and fair manner, but shall not be obligated to follow any technical, formal or parliamentary rules or principles of procedure. The chairman's rulings on procedural matters shall be conclusive and binding on all shareholders, unless at the time of a ruling a request for a vote is made to the shareholders holding shares entitled to vote and which are represented in person or by proxy at the meeting, in which case the decision of a majority of such shares shall be conclusive and binding on all shareholders. Without limiting the generality of the foregoing, the chairman shall have all of the powers usually vested in the chairman of a meeting of shareholders.

     Section 14. Qualifications of Directors. Only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be qualified to serve as directors. Nominations of persons for election to the Board may be made at a meeting of shareholders (a) by or at the direction of the Board or (b) by any shareholder of the corporation who is a shareholder of record at the time of giving of notice provided for in this Bylaw, who shall be entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in this Bylaw.

     Nominations by shareholders shall be made pursuant to timely notice in writing to the Secretary. To be timely as to an annual meeting, a shareholder's notice must be received at the principal executive officers of the corporation not less than 75 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed to shareholders or public disclosure of such date was made. To be timely as to a special meeting at which directors are to be elected, a shareholder's notice must be received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed to shareholders or public disclosure of such date was made. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to the shareholder giving the notice (i) the name and address, as they appear on the corporation's books, of such shareholder and
(ii) the class and number of shares of the corporation which are beneficially owned by such shareholder and also which are owned of record by such shareholder; and (c) as to the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such person and (ii) the class and number of shares of the corporation which are beneficially owned by such person. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary that information required to be set forth in the shareholder's notice of nomination which pertains to the nominee.

     No person shall be qualified to serve as a director of the corporation unless nominated in accordance with the procedures set forth in this Bylaw. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if the Chairman should so determine, that the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Bylaw, a shareholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Bylaw.

     Section 15. Proper Business for Shareholder Meetings. At a meeting of the shareholders, only such business shall be proper as shall be brought before the meeting (a) pursuant to the corporation's notice of meeting, (b) by or at the direction of the Board or (c) by any shareholder of the corporation who is a shareholder of record at the time of giving of the notice provided for in this Bylaw, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Bylaw.

     For business to be properly brought before a meeting by a shareholder pursuant to clause (c) of the first paragraph of this Bylaw, the shareholder must have given timely notice thereof in writing to the Secretary. To be timely as to an annual meeting of shareholders, a shareholder's notice must be received at the principal executive offices of the corporation not less than 75 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the meeting is changed by more than 30 days from such anniversary date, notice by the shareholder to be timely must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed to shareholders or public disclosure of such date was made. To be timely as to a special meeting of shareholders, a shareholder's notice must be received not later than the call of the meeting by the Board, the Chairman of the Board or the President, or the date of receipt of a valid request by a person (other than the Board) that the special meeting be called. Such shareholder's notice shall set forth as to each matter the shareholder proposes to bring before the meeting
(a) a brief description of such matter and the reasons for proposing such matters(s) at the meeting, (b) the name and address, as they appear on the corporation's books, of the shareholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of the corporation which are owned beneficially and of record by such shareholder of record and by the beneficial owner, if any, on whose behalf the proposal is made and (d) any material interest of such shareholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such proposal.

     Notwithstanding anything in these Bylaws to the contrary, no business shall be proper at a meeting unless brought before it in accordance with the procedures set forth in this Bylaw. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the procedures prescribed by these Bylaws, and if the Chairman should so determine, that any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Bylaw, a shareholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Bylaw.

                                  ARTICLE III
                                   DIRECTORS

     Section 1. Powers. Subject to limitations of the Articles, of these Bylaws and of the California General Corporation Law relating to action required to be approved by the shareholders or by the outstanding shares, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board. Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the Board shall have the following powers in addition to the other powers enumerated in these Bylaws:

          (a) To select and remove all the other officers, agents and employees of the corporation, prescribe the powers and duties for them as may not be inconsistent with law, the Articles or these Bylaws, fix their compensation and require from them security for faithful service.

          (b) To conduct, manage and control the affairs and business of the corporation and to make such rules and regulations therefor not inconsistent with law, the Articles or these Bylaws, as they may deem best.

          (c) To adopt, make and use a corporate seal, and to prescribe the forms of certificates of stock, and to alter the form of such seal and of such certificates from time to time, as they may deem best.

          (d) To authorize the issuance of shares of stock of the corporation from time to time, upon such terms and for such consideration as may be lawful.

          (e) To borrow money and incur indebtedness for the purposes of the corporation, and to cause to be executed and delivered therefor, in the corporate name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations or other evidences of debt and securities therefor.

     Section 2. Number of Directors. The authorized number of directors shall be not less than five nor more than nine until changed by amendment of the Articles or by a Bylaw duly adopted by the shareholders amending this Section 2. The exact number of directors shall be fixed, within the limits specified, by the Board from time to time in a resolution adopted by a majority of the directors. The exact number of directors shall be seven until changed as provided in this
Section 2.

     Section 3. Election and Term of Office. Except as otherwise provided in the Articles, the directors shall be elected at each annual meeting of the shareholders, but if any such annual meeting is not held or the directors are not elected thereat, the directors may be elected at any special meeting of shareholders held for that purpose. Each director shall hold office until the next annual meeting and until a successor has been elected and qualified.

     Section 4. Vacancies. Any director may resign effective upon giving written notice to the Chairman of the Board, the President, the Secretary or the Board, unless the notice specifies a later time for the effectiveness of such resignation. If the resignation is effective at a future time, a successor may be elected to take office when the resignation becomes effective.

     Vacancies in the Board, except those existing as a result of a removal of a director, may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, and each director so elected shall hold office until the next annual meeting and until such director's successor has been elected and qualified.

     A vacancy or vacancies in the Board shall be deemed to exist in case of the death, resignation or removal of any director, or if the authorized number of directors be increased, or if the shareholders fail, at any annual or special meeting of shareholders at which any director or directors are elected, to elect the full authorized number of directors to be voted for at that meeting.

     The Board may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony.

     The shareholders, subject to applicable law and these Bylaws, may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors. Any such election by written consent, other than to fill a vacancy created by removal, requires the consent of a majority of the outstanding shares entitled to vote. Any such election by written consent to fill a vacancy created by removal requires unanimous consent.

     No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of the director's term of office.

     Section 5. Place of Meeting. Regular or special meetings of the Board shall be held at any place within or without the State of California which has been designated from time to time by the Board. In the absence of such designation, regular meetings shall be held at the principal executive office of the corporation.

     Section 6. Regular Meetings. Immediately following each annual meeting of shareholders, the Board shall hold a regular meeting for the purpose of organization, election of officers and the transaction of other business.

     Other regular meetings of the Board shall be held without call on such dates and at such times as may be fixed by the Board. Call and notice of all regular meetings of the Board are hereby dispensed with.

     Section 7. Special Meetings. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairman of the Board, the President, any Vice President, the Secretary or by any two directors.

     Special meetings of the Board shall be held upon four days' written notice or forty-eight hours' notice given personally or by telephone, telegraph, telex, or other similar means of communication. Any such notice shall be addressed or delivered to each director at such director's address as it is shown upon the records of the corporation or as may have been given to the corporation by the director for purposes of notice or, if such address is not shown on such records or is not readily ascertainable, at the place in which the meetings of the directors are regularly held.

     Notice by mail shall be deemed to have been given at the time a written notice is deposited in the United States mails, postage prepaid. Any other written notice shall be deemed to have been given at the time it is personally delivered to the recipient or is delivered to a common carrier for transmission, or actually transmitted by the person giving the notice by electronic means, to the recipient. Oral notice shall be deemed to have been given at the time it is communicated, in person or by telephone or wireless, to the recipient or to a person at the office of the recipient who the person giving the notice has reason to believe will promptly communicate it to the recipient.

     Section 8. Quorum. A majority of the authorized number of directors constitutes a quorum of the Board for the transaction of business, except to adjourn as provided in Section 11 of this Article. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number be required by law or by the Articles. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for such meeting.

     Section 9. Participation in Meetings by Conference Telephone. Members of the Board may participate in a meeting through use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another.

     Section 10. Waiver of Notice. Notice of a meeting need not be given to any director who signs a waiver of notice or consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meetings.

     Section 11. Adjournment. A majority of the directors present, whether or not a quorum is present, may adjourn any directors' meeting to another time and place. Notice of the time and place of holding an adjourned meeting need not be given to absent directors if the time and place be fixed at the meeting adjourned, except as provided in the next sentence. If the meeting is adjourned for more than twenty-four hours, notice of any adjournment to another time or place shall be given prior to the time of the adjourned meeting to the directors who were not present at the time of the adjournment.

     Section 12. Fees and Compensation. Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement for expenses, as may be fixed or determined by the Board.

     Section 13. Action Without Meeting. Any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board shall individually or collectively consent in writing to such action. Such consent or consents shall have the same effect as a unanimous vote of the Board and shall be filed with the minutes of the proceedings of the Board.

     Section 14. Rights of Inspection. Every director shall have the absolute right at any reasonable time to inspect and copy all books, records and documents of every kind and to inspect the physical properties of the corporation and also of its subsidiary corporations, domestic or foreign. Such inspection by a director may be made in person or by agent or attorney and includes the right to copy and obtain extracts.

     Section 15. Committees. The Board may appoint one or more committees, each consisting of two or more directors, and delegate to such committees any of the authority of the Board except with respect to:

          (a) The approval of any action for which the California General Corporation Law also requires shareholders' approval or approval of the outstanding shares;

          (b) The filling of vacancies on the Board or on any committee;

          (c) The fixing of compensation of the directors for service on the Board or on any committee;

          (d) The amendment or repeal of bylaws or the adoption of new bylaws;

          (e) The amendment or repeal of any resolution of the Board which by its express terms is not so amendable or repealable;

          (f) A distribution to the shareholders of the corporation except at a rate or in a periodic amount or within a price range determined by the Board; or

          (g) The appointment of other committees of the Board or the members thereof.

     Any such committee must be designated, and the members or alternate members thereof appointed, by resolution adopted by a majority of the authorized number of directors and any such committee may be designated an Executive Committee or by such other name as the Board shall specify. Alternative members of a committee may replace any absent member at any meeting of the committee. The Board shall have the power to prescribe the manner in which proceedings of any such committee shall be conducted. In the absence of any such prescription, such committee shall have the power to prescribe the manner in which its proceedings shall be conducted. Unless the Board or such committee shall otherwise provide, the regular and special meetings and other actions of any such committee shall be governed by the provisions of this Article applicable to meetings and actions of the Board. Minutes shall be kept of each meeting of each committee.

                                   ARTICLE IV
                                    OFFICERS

     Section 1. Officers. The officers of the corporation shall be a President, a Secretary and a Chief Financial Officer. The corporation may also have, at the discretion of the Board, a Chairman of the Board, an Executive Vice President, a Senior Vice President, one or more Vice Presidents, a Treasurer, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as may be elected or appointed in accordance with the provisions of Section 3 of this Article.

     Section 2. Election. The officers of the corporation, except such officers as may be elected or appointed in accordance with the provisions of Section 3 or
Section 5 of this Article, shall be chosen annually by, and shall serve at the pleasure of, the Board, and shall hold their respective offices until their resignation, removal, or other disqualification from service, or until their respective successors shall be elected.

     Section 3. Subordinate Officers. The Board may elect, and may empower the Chairman of the Board, if there be such an officer, or the President, to appoint such other officers as the business of the corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as the Board may from time to time determine.

     Section 4. Removal and Resignation. Any officer may be removed, either with or without cause, by the Board at any time or, except in the case of an officer chosen by the Board, by an officer upon whom such power of removal may be conferred by the Board. Any such removal shall be without prejudice to the rights, if any, of the officer under any contract of employment of the officer.

     Any officer may resign at any time by giving written notice to the corporation, but without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     Section 5. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these Bylaws for regular election or appointment to such office.

     Section 6. Chairman of the Board. The Chairman of the Board, if there shall be such an officer, shall be the Chief Executive Officer of the corporation unless, in its sole discretion, the Board should elect the President to be such. The Chief Executive Officer is the general manager and chief executive officer of the corporation and has, subject to the control of the Board, general supervision, direction and control of the business and officers of the corporation. The Chairman of the Board, if there shall be such an officer, shall, if present, preside at all meetings of the shareholders and the Board and exercise and perform such other powers and duties as may be from time to time assigned by the Board.

     Section 7. President. Subject to such powers, if any, as may be given to the Chairman of the Board, if there be such an officer, the President shall have the general powers and duties of management usually vested in the office of the president of a corporation and such other powers and duties as may be prescribed by the Board or the Chief Executive Officer, if other than the President. In the absence of the Chairman of the Board, or if there be none, the President shall preside at all meetings of the shareholders and the Board. In the absence or disability of the Chief Executive Officer, if other than the President, the President shall perform all the duties of the Chief Executive Officer and, when so acting, shall have all of the powers of, and be subject to all the restrictions upon, the Chief Executive Officer.

     Section 8. Vice Presidents. The Executive Vice President and Senior Vice President, if any, and other Vice Presidents shall have (subject to the authority of the Board) such powers and perform such duties as from time to time determined by the Chief Executive Officer. In the absence or disability of the President, the Vice Presidents, in the following order, shall perform all the duties of the President and, when so acing, shall have all the powers of, and be subject to all the restrictions upon, the President: the Executive Vice President, if any, the Senior Vice President, if any, and the Vice Presidents in the order of their rank as fixed by the Board, or if not ranked, the Vice President designated by the Board. The Vice President shall have such other powers and perform such other duties as from time to time may be prescribed for them, respectively, by the Board.

     Section 9. Secretary. The Secretary shall keep or cause to be kept, at the principal executive office and such other place as the Board may order, a book of minutes of all meetings of shareholders, the Board and its committees, with the time and place of holding, whether regular or special, how authorized, the notice thereof given, the names of those present at Board and committee meetings, the number of shares present or represented at shareholders' meetings, and the proceedings thereof. The Secretary shall keep, or cause to be kept, a copy of the Bylaws of the corporation at the principal executive office or business office in accordance with Section 213 of the California General Corporation Law.

     The Secretary shall keep, or cause to be kept, at the principal executive office or at the office of the corporation's transfer agent or registrar, if one be appointed, a share register, or a duplicate share register, showing the names of the shareholders and their addresses, the number of classes of shares held by each, the number and date of certificates issued for the same, and the number and date of cancellation of every certificate surrendered for cancellation.

     The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the Board and any committees thereof required by these Bylaws or by law to be given, shall keep the seal of the corporation in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board.

     Section 10. Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct accounts of the properties and business transactions of the corporation, and shall send or cause to be sent to the shareholders of the corporation such financial statements and reports as are by law or these Bylaws required to be sent to them. The books of account shall at all times be open to inspection by any director.

     The Chief Financial Officer shall deposit all monies and other valuables in the name and to the credit of the corporation with such depositaries as may be designated by the Board. The Chief Financial Officer shall disburse the funds of the corporation as may be ordered by the Board, shall render to the President and the directors, whenever they request it, an account of all transactions as Chief Financial Officer and of the financial condition of the corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board.

                                   ARTICLE V
                                OTHER PROVISIONS

     Section 1. Inspection of Corporate Records.

     (a) A shareholder or shareholders holding at least five percent in the aggregate of the outstanding voting shares of the corporation or who hold at least one percent of such voting shares and have filed a Schedule 14B with the United States Securities and Exchange Commission relating to the election of directors of the corporation shall have the absolute right to do either or both of the following:

          (i) Inspect and copy the record of shareholders' names and addresses and shareholders during usual business hours upon five business days' prior written demand upon the corporation; or

          (ii) Obtain from the transfer agent, if any, for the corporation, upon five business days' prior written demand and upon the tender of its usual charges for such a list (the amount of which charges shall be stated to the shareholder by the transfer agent upon request), a list of the shareholders' names and addresses who are entitled to vote for the election of directors and their shareholdings, as of the most recent complied or as of the date specified by the shareholder subsequent to the date of demand.

     (b) The record of shareholders shall also be open to inspection and copying by any shareholder or holder of a voting trust certificate at any time during usual business hours upon written demand on the corporation, for a purpose reasonably related to such holder's interest as a shareholder or holder of a voting trust certificate.

     (c) The accounting books and records and minutes of proceedings of the shareholders and the Board and committees of the Board shall be open to inspection upon written demand on the corporation of any shareholder or holder of a voting trust certificate at any reasonable time during usual business hours, for a purpose reasonably related to such holder's interests as a shareholder or as a holder of such voting trust certificate.

     (d) Any inspection and copying under this Article may be made in person or by agent or attorney.

     Section 2. Inspection of Bylaws. The corporation shall keep in its principal executive office in the State of California, or if its principal executive office is not in such State at its principal business office in such state, the original or copy of these Bylaws as amended to date, which shall be open to inspection by shareholders at all reasonable times during office hours. If the principal executive office of the corporation is located outside the State of California and the corporation has no principal business office in such state, it shall upon the written request of any shareholder furnish to such shareholder a copy of these Bylaws as amended to date.

     Section 3. Endorsement of Documents, Contracts. Subject to the provisions of applicable law, any note, mortgage, evidence of indebtedness, contract, share certificate, conveyance or other instrument in writing and any assignment or endorsements thereof executed or entered into between the corporation and any other person, when signed by the Chairman of the Board, the President or any Vice President and the Secretary, any Assistant Secretary, the Chief Financial Officer, the Treasurer or any Assistant Treasurer of the corporation, shall be valid and binding on the corporation in the absence of actual knowledge on the part of the other person that the signing officers had no authority to execute the same. Any such instruments may be signed by any other person or persons and in such manner as from time to time shall be determined by the Board, and, unless so authorized by the Board, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or amount.

     Section 4. Certificates of Stock. Every holder of shares of the corporation shall be entitled to have a certificate signed in the name of the corporation by the Chairman of the Board, the President or a Vice President and by the Chief Financial Officer, the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, certifying the number of shares and the class or series of shares owned by the shareholder. Any or all of the signatures on the certificate may be facsimile. If any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

     Certificates for shares may be issued prior to full payment under such restrictions and for such purposes as the Board may provide; provided, however, that on any certificate issued to represent any partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated.

     Except as provided in this Section, no new certificate for shares shall be issued in lieu of an old one unless the latter is surrendered and cancelled at the same time. The Board may, however, if any certificate for shares is alleged to have been lost, stolen or destroyed, authorize the issuance of a new certificate in lieu thereof, and the corporation may require that the corporation be given a bond or other adequate security sufficient to indemnify it against any claim that may be made against it (including expense or liability) on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate.

     Section 5. Representation of Shares of Other Corporations. The Chief Executive Officer, the President or any other officer or officers authorized by the Board or the Chief Executive Officer are each authorized to vote, represent and exercise on behalf of the corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the corporation. The authority herein granted may be exercised either by any such officer in person or by any other person authorized so to do by proxy or power of attorney duly executed by said officer.

     Section 6. Stock Purchase Plans. The corporation may adopt and carry out a stock purchase plan or agreement or stock option plan or agreement providing for the issue and sale for such consideration as may be fixed of its unissued shares, or of issued shares acquired or to be acquired, to one or more of the employees or directors of the corporation or of a subsidiary or to a trustee on their behalf and for the payment for such shares in installments or at one time, and may provide for aiding any such persons in paying for such shares by compensation for services rendered, promissory notes or otherwise.

     Any such stock purchase plan or agreement or stock option plan or agreement may include, among other features, the fixing of eligibility for participation therein, the class and price of shares to be issued or sold under the plan or agreement, the number of shares which may be subscribed for, the method of payment therefor, the reservation of title until full payment therefor, the effect of the termination of employment, an option or obligation on the part of the corporation, to repurchase the shares upon termination of employment, restrictions upon transfer of the shares, the time limits of and termination of the plan, and any other matters, not in violation of applicable law, as may be included in the plan as approved or authorized by the Board or any committee of the Board.

     Section 7. Construction and Definitions. Unless the context otherwise requires, the general provisions, rules of construction and definitions contained in the General Provisions of the California Corporations Code and in the California General Corporation Law shall govern the construction of these Bylaws.

                                   ARTICLE VI
                                INDEMNIFICATION

     Section 1. Indemnification of Directors and Officers.

     (a) Each person who was or is a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the corporation, or of any predecessor corporation, or is or was a director or officer who is or was serving at the request of the corporation as a director, officer, employee or other agent of another corporation, a partnership, joint venture, trust or other enterprise (including service with respect to corporation-sponsored employee benefit plans), whether the basis of such proceeding is alleged action or inaction in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall, subject to the terms of any agreement between the corporation and such person, be indemnified and held harmless by the corporation to the fullest extent permissible under California law and the corporation's Articles, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith; provided, however, that amounts paid in settlement of a proceeding shall be payable only if the settlement is approved in writing by the corporation. Such indemnification shall continue as to a person who has ceased to be a director or officer for acts performed while a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing, the corporation shall indemnify any such person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of the corporation. The right to indemnification conferred in this Article shall include the right to be paid by the corporation the expenses incurred in defending any proceeding in advance of final disposition to the fullest extent permitted by law; provided, however, that the payment under this Article of such expenses in advance of the final disposition of a proceedings shall be conditioned upon the delivery to the corporation of a written request for such advance and of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it shall be ultimately determined that such director or officer is not entitled to be indemnified.

     (b) Notwithstanding the foregoing or any other provisions under this Article, the corporation shall not be liable under this Article to indemnify a director or officer against expenses, liabilities or losses incurred or suffered in connection with, or make any advances with respect to, any proceeding against a director or officer: (i) as to which the corporation is prohibited by applicable law from paying as an indemnity; (ii) with respect to expenses of defense or investigation, if such expenses were or are incurred without the corporation's consent (which consent may not be unreasonably withheld); (iii) for which payment is actually made to the director or officer under a valid and collectible insurance policy maintained by the corporation, except in respect of any excess beyond the amount of payment under such insurance; (iv) for which payment is actually made to the director or officer under an indemnity by the corporation otherwise than pursuant to this Bylaw Article, except in respect of any excess beyond the amount of payment under such indemnity; (v) based upon or attributable to the director or officer gaining in fact any personal profit or advantage to which he or she was not legally entitled; (vi) for an accounting of profits made from the purchase or sale by the director or officer of securities of the corporation pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; or (vii) based upon acts or omissions involving intentional misconduct or a knowing and culpable violation of law.

     Section 2. Indemnification of Employees and Agents. A person who was or is a party or is threatened to be made a party to or is involved in any proceeding by reason of the fact that he or she is or was an employee or agent of the corporation or is or was an employee or agent of the corporation who is or was serving at the request of the corporation as an employee or agent of another enterprise, including service with respect to corporation-sponsored employee benefits plans, whether the basis of such action is alleged action or inaction in an official capacity or in any other capacity while serving as an employee or agent, may, upon appropriate action by the corporation and subject to the terms of any agreement between the corporation and such person, be indemnified and held harmless by the corporation up to the fullest extent permitted by California law and the corporation's Articles, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith.

     Section 3. Right of Directors and Officers to Bring Suit. If a claim under
Section 1 of this Article is not paid by the corporation or on its behalf within 90 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant also shall be entitled to be paid the expense of prosecuting such claim.

     Section 4. Successful Defense. Notwithstanding any other provision of this Article, to the extent that a director or officer has been successful on the merits or otherwise (including the dismissal of a proceeding without prejudice or the settlement with the written consent of the corporation of a proceeding without admission of liability) in defense of any proceeding referred to in
Section 1 or in defense of any claim, issue or matter therein, such director or officer shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

     Section 5. Indemnity Agreements. The corporation may enter into agreements with any director, officer, employee or agent of the corporation providing for indemnification to the fullest extent permissible under applicable law and the corporation's Articles.

     Section 6. Subrogation. In the event of payment by the corporation of a claim under Section 1 of this Article, the corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnified person, who shall execute all papers required and shall do everything that may be necessary or appropriate to secure such rights, including the execution of such documents necessary or appropriate to enable the corporation effectively to bring suit to enforce such rights.

     Section 7. Non-Exclusivity Rights. The right to indemnification provided by this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

     Section 8. Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, a partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under California law.

     Section 9. Expenses as a Witness. To the extent that any director, officer or employee of the corporation is by reason of such position a witness in any action, suit or proceeding, he or she will be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

     Section 10. Nonapplicability to Fiduciaries of Employee Benefit Plans. This Article does not apply to any proceeding against any trustee, investment manager or other fiduciary of an employee benefit plan in such person's capacity as such, even though such person may also be an agent of the corporation. The corporation shall have power to indemnify such trustee, investment manager or other fiduciary to the extent permitted by subdivision (f) of Section 207 of the California General Corporation Law.

     Section 11. Separability. Each and every paragraph, sentence, term and provision of this Article is separate and distinct so that if any paragraph, sentence, term or provision shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other paragraph, sentence, term or provision hereof. To the extent required, any paragraph, sentence, term or provision of this Article may be modified by a court of competent jurisdiction to preserve its validity and to provide the claimant with, subject to the limitations set forth in this Article and any agreement between the corporation and the claimant, the broadest possible indemnification permitted under applicable law.

     Section 12. Effect of Repeal or Modification. Any repeal or modification of this Article shall not adversely affect any right of indemnification of a director, officer, employee or agent of the corporation existing at the time of such repeal or modification with respect to any action or omission occurring prior to such repeal or modification.

                                  ARTICLE VII
                              EMERGENCY PROVISIONS

     Section 1. General. The provisions of this Article shall be operative only during a national emergency declared by the President of the United States or the person performing the President's functions, or in the event of a nuclear, atomic or other attack on the United States or a disaster making it impossible or impracticable for the corporation to conduct its business without recourse to the provisions of this Article. Said provisions in such event shall override all other Bylaws of the corporation in conflict with any provisions of this Article, and shall remain operative so long as it remains impossible or impracticable to continue the business of the corporation otherwise, but thereafter shall be inoperative; provided that all actions taken in good faith pursuant to such provisions shall thereafter remain in full force and effect unless and until revoked by action taken pursuant to the provisions of the Bylaws other than those contained in this Article.

     Section 2. Unavailable Directors. All directors of the corporation who are not available to perform their duties as directors by reason of physical or mental incapacity or for any other reason or who are unwilling to perform their duties or whose whereabouts are unknown shall automatically cease to be directors, with like effect as if such persons had resigned as directors, so long as such unavailability continues.

     Section 3. Authorized Number of Directors. The authorized number of directors shall be the number of directors remaining after eliminating those who have ceased to be directors pursuant to Section 2, or the minimum number required by law, whichever number is greater.

     Section 4. Quorum. The number of directors necessary to constitute a quorum shall be one-third of the authorized number of directors as specified in the foregoing Section, or other minimum number as, pursuant to the law or lawful decree then in force, it is possible for the Bylaws of a corporation to specify.

     Section 5. Creation of Emergency Committee. In the event the number of directors remaining after eliminating those who have ceased to be directors pursuant to Section 2 is less than the minimum number of authorized directors required by law, then until the appointment of additional directors to make up such required minimum, all the powers and authorities which the Board could by law delegate, including all powers and authorities which the Board could delegate to a committee, shall be automatically vested in an emergency committee, and the emergency committee shall thereafter manage the affairs of the corporation pursuant to such powers and authorities and shall have all other powers and authorities as may by law or lawful decree be conferred on any person or body of persons during a period of emergency.

     Section 6. Constitution of Emergency Committee. The emergency committee shall consist of all the directors remaining after eliminating those who have ceased to be directors pursuant to Section 2, provided that such remaining directors are not less than three in number. In the event such remaining directors are less than three in number the emergency committee shall consist of three persons, who shall be the remaining director or directors and either one or two officers or employees of the corporation as the remaining director or directors may in writing designate. If there is no remaining director, the emergency committee shall consist of the three most senior officers of the corporation who are available to serve, and if and to the extent that officers are not available, the most senior employees of the corporation. Seniority shall be determined in accordance with any designation of seniority in the minutes of the proceedings of the Board, and in the absence of such designation, shall be determined by rate of remuneration. In the event that there are no remaining directors and no officers or employees of the corporation available, the emergency committee shall consist of three persons designated in writing by the shareholder owning the largest number of shares of record as of the date of the last record date.

     Section 7. Powers of Emergency Committee. The emergency committee, once appointed, shall govern its own procedures and shall have power to increase the number of members thereof beyond the original number, and in the event of a vacancy or vacancies therein, arising at any time, the remaining member or members of the emergency committee shall have the power to fill such vacancy or vacancies. In the event at any time after its appointment all members of the emergency committee shall die or resign or become unavailable to act for any reason whatsoever, a new emergency committee shall be appointed in accordance with the foregoing provisions of this Article.

     Section 8. Directors Becoming Available. Any person who has ceased to be a director pursuant to the provisions of Section 2 and who thereafter becomes available to serve as a director shall automatically become a member of the emergency committee.

     Section 9. Election of Board of Directors. The emergency committee, shall, as soon after its appointment as is practicable, take all requisite action to secure the election of a board of directors, and upon such election, all the powers and authorities of the emergency committee shall cease.

     Section 10. Termination of Emergency Committee. In the event, after the appointment of an emergency committee, a sufficient number of persons who ceased to be directors pursuant to Section 2 become available to serve as directors, so that if they had not ceased to be directors as aforesaid, there would be enough directors to constitute the minimum number of directors required by law, then all such persons shall automatically be deemed to be reappointed as directors and the powers and authorities of the emergency committee shall be at an end.

                                  ARTICLE VIII
                                   AMENDMENTS

     Subject to the Articles of Incorporation, these Bylaws may be amended or repealed either by approval of the outstanding shares (as defined in Section 152 of the California General Corporation Law) or by the approval of the Board; provided, however, that after the issuance of shares, a bylaw specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable number of directors or vice versa may only be adopted by approval of the outstanding shares and a bylaw reducing the fixed number or the minimum number of directors to a number less than five shall be subject to the provisions of Section 212(a) of the California General Corporation Law.

                                                                       EXHIBIT D

                    TEXT OF BOARD CLASSIFICATION PROVISIONS

EXCERPTED FROM HOLDINGCO ARTICLES OF INCORPORATION:

                                  "ARTICLE VII

     In the event that the authorized number of directors shall, in accordance with the bylaws, be fixed with at least six (6) but less than nine (9) during any period of time that the Common Shares are listed on the New York Stock Exchange, the Board of Directors shall be divided into two classes, designated Class I and Class II. Each class shall consist of one-half of the directors or as close an approximation as possible. The initial term of office of the directors of Class I shall commence on the date that the Common Shares are listed on the New York Stock Exchange and shall expire at the annual meeting to be held during fiscal year 1999 and the initial term of office of the directors of Class II shall commence on the date that the Common Shares are listed on the New York Stock Exchange and shall expire at the annual meeting to be held during fiscal year 2000. At each subsequent annual meeting, each of the successors to the directors of the class whose term shall have expired at such annual meeting shall be elected for a term running until the second annual meeting next succeeding his or her election and until his or her successor shall have been duly elected and qualified, unless the Common Shares are no longer listed on the New York Stock Exchange.

     In the event that the authorized number of directors shall, in accordance with the bylaws, be fixed at nine (9) or more during any period of time that the Common Shares are listed on the New York Stock Exchange, the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist of one-third of the directors or as close an approximation as possible. At each subsequent annual meeting, each of the successors to the directors of the class whose term shall have expired at such annual meeting shall be elected for a term running until the third annual meeting next succeeding his or her election until his or her successor shall have been duly elected and qualified, unless the Common Shares are no longer listed on the New York Stock Exchange.

     Notwithstanding the rule that the classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, resignation or removal.

     At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

     The effective date of the amendment adding this Article VII shall be the date on which the Common Shares are first listed on the New York Stock Exchange.

EXCERPTED FROM HOLDINGCO BYLAWS:

     "Section 3. Election and Term of Office. Except as otherwise provided in the Articles, the directors shall be elected at each annual meeting of the shareholders, but if any such annual meeting is not held or the directors are not elected thereat, the directors may be elected at any special meeting of shareholders held for that purpose. Each director shall hold office until the next annual meeting and until a successor has been elected and qualified."

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

                                                                       EXHIBIT E

                     TEXT OF SUPERMAJORITY VOTE PROVISIONS

EXCERPTED FROM ARTICLE IV OF HOLDINGCO'S ARTICLES OF INCORPORATION:

     "(14) Unless such action has been approved by the affirmative vote of at least a majority of the Continuing Directors (as defined below), without the approval of Common Shares, Preferred Shares and, unless otherwise provided in the certificate of determination for any series of New Preferred Shares, the New Preferred Shares representing in the aggregate at least 66 2/3% of the combined voting power of this Corporation's outstanding Common Shares, Preferred Shares and the New Preferred Shares, voting together as a single class, this Corporation shall not

          (i) subject to subparagraph (iii) below, sell, convey, lease or otherwise dispose of all or substantially all of its assets, property or business;

          (ii) approve the sale, conveyance, lease or other disposition by any subsidiary of this Corporation of all or substantially all of such subsidiary's assets, property or business;

          (iii) sell, transfer, convey or otherwise dispose of more than a majority of the outstanding capital stock of any subsidiary of the Corporation, if such subsidiary holds assets accounting for 50% or more of the Corporation's consolidated assets, other than to an entity the majority of the voting power of the capital stock or other equity interest of which is owned and controlled by this Corporation;

          (iv) consolidate or merge with or into any other corporation or other business entity, except if, immediately after such consolidation or merger, the shareholders of this Corporation immediately prior to such consolidation or merger will own more than 60% of the voting power of the outstanding capital stock or other equity interest of or in the surviving entity; or

          (v) approve the consolidation or merger of any subsidiary of this Corporation, if such subsidiary holds assets accounting for 50% or more of the Corporation's consolidated assets, with or into any other corporation or other business entity.

     For purposes of this paragraph (14) of Article IV, the term "Continuing Directors" shall mean any member of the Board of Directors of the Corporation (while such person is a member of the Board) who (i) is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and (ii) either (A) was a member of the Board of Directors prior to the time any person became an Acquiring Person, or (B) became a member of the Board of Directors subsequent to the time any person became an Acquiring Person, if such person's nomination for election, or re-election, to the Board was recommended, or approved, by a majority of the Continuing Directors then in office. For purposes of the foregoing definition, (i) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect as of the date hereof; (ii) "Acquiring Person" shall mean any person or entity which, alone or together with all Affiliates and Associates of such person or entity, shall be the beneficial owner of 20% or more of the Corporation's voting stock, but shall not include
(1) an Exempt Person or (2) any person or entity who or which acquires 20% or more of the Corporation's voting stock in connection with a transaction or series of transactions approved prior to such transaction or transactions by the Board of Directors of the Corporation; provided that no person or entity shall become an Acquiring Person solely as a result of a reduction in the number of shares of the Corporation's voting stock outstanding, unless and until such person or entity shall thereafter become the beneficial owner of additional shares constituting 1% or more of the general voting power of the Corporation. "Exempt Person" shall mean the Corporation, any majority-owned subsidiary of the Corporation, and any employee benefit plan or employee stock plan of the Corporation, or any trust or other entity organized, established or holding Common Shares by, for or pursuant to, the terms of any such plan.

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

EXCERPTED FROM ARTICLE VI OF HOLDINGCO'S ARTICLES OF INCORPORATION:

     Notwithstanding any contrary provision of these Articles of Incorporation, any amendment or repeal of paragraph (14) of Article IV, this Article VI or any amendment to these Articles of Incorporation providing for a classified board shall require the affirmative vote of shares representing not less than 66 2/3% of the combined voting power of the outstanding Common Shares, Preferred Shares and, unless otherwise provided in the certificate of determination, the New Preferred Shares, voting together as a single class.

     Notwithstanding any contrary provision of these Articles of Incorporation, and except as otherwise provided in the California Corporations Code, none of the following provisions of the Bylaws of the Company may be amended or repealed, except by a majority of the Board or by the shareholders upon the affirmative vote of shares representing at least 66 2/3% of the combined voting power of the outstanding Common Shares, Preferred Shares and, unless otherwise provided in the certificate of determination for any series of New Preferred Shares, the New Preferred Shares, voting together as a single class : (a)
Section 2 of Article II, (b) Section 15 of Article II, and (c) Section 2 of
Article III.

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